Execution Version

ASSET SALE AGREEMENT
BY AND AMONG
CARRIAGE SERVICES OF LOUISIANA, INC.,
AND
CARRIAGE FUNERAL HOLDINGS, INC.
AS BUYERS,
AND
SCI LOUISIANA FUNERAL SERVICES, INC.,
S.E. FUNERAL HOMES OF LOUISIANA, LLC,
AND
S.E. FUNERAL HOMES OF VIRGINIA, LLC,
AS SELLERS,
Dated
March 3, 2014

US 2231891v.22

TABLE OF CONTENTS

		Page

ARTICLE I	PURCHASE AND SALE.................................................................................	2
Section 1.1	Transfer of Assets.............................................................................................	2
Section 1.2	Excluded Assets................................................................................................	4
Section 1.3	Consideration for Assets Payable at Closing....................................................	5
Section 1.4	Assumption of Liabilities.................................................................................	5
Section 1.5	Limitations on Assumption..............................................................................	6
Section 1.6	Prorations; Services in Progress; Transaction Taxes; Preneed Trust Fund Taxes.................................................................................................................	7
Section 1.7	Proration of Lease Payments............................................................................	8
Section 1.8	Allocation of Purchase Price............................................................................	8
Section 1.9	Effective Time..................................................................................................	8
Section 1.10	Definitions........................................................................................................	8

ARTICLE II	CLOSING.........................................................................................................	8
Section 2.1	Closing..............................................................................................................	9
Section 2.2	Closing Deliveries............................................................................................	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES BY SELLERS.........................	12
Section 3.1	Organization; Standing; Authorization; Capacity.............................................	12
Section 3.2	Income and Expense Reports...........................................................................	13
Section 3.3	Tax Matters.......................................................................................................	13
Section 3.4	Rights of Third Parties......................................................................................	14
Section 3.5	Title to Assets; Liens; Rights Under Leases.....................................................	14
Section 3.6	Description of Properties, Contracts and Personnel Data................................	14
Section 3.7	Litigation..........................................................................................................	16
Section 3.8	Court Orders and Decrees................................................................................	16
Section 3.9	Trade Names.....................................................................................................	16
Section 3.10	Preneed and Trust Accounts and Endowment Care Funds...............................	16
Section 3.11	Licenses and Continuation of the Business......................................................	17
Section 3.12	Real Property Matters.......................................................................................	17
Section 3.13	Environmental Matters.....................................................................................	17
Section 3.14	Labor and Benefit Matters................................................................................	18
Section 3.15	Compliance with Laws.....................................................................................	18
Section 3.16	Sellers’ Brokers................................................................................................	18
Section 3.17	No Other Representations or Warranties..........................................................	18

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYERS...........................	19
Section 4.1	Authority...........................................................................................................	19
Section 4.2	Financing...........................................................................................................	19
Section 4.3	Buyers’ Brokers................................................................................................	20
Section 4.4	Buyers’ Due Diligence.....................................................................................	20
Section 4.5	Disclosure of Information/No Other Representations or Warranties...............	20

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ARTICLE V	COVENANTS..................................................................................................	20
Section 5.1	Conduct of Business Pending Closing.............................................................	20
Section 5.2	Reasonable Efforts............................................................................................	21
Section 5.3	Further Assurances...........................................................................................	22
Section 5.4	Buyers’ Trustee and Trust Funds......................................................................	22
Section 5.5	Adjustments to Trusts.......................................................................................	23
Section 5.6	Post Closing Trust Fund Distributions.............................................................	23
Section 5.7	Post Closing Access and Cooperation..............................................................	23
Section 5.8	Tax Cooperation...............................................................................................	24
Section 5.9	Post Closing Transfers......................................................................................	24
Section 5.10	Accounts Receivable........................................................................................	24
Section 5.11	Signage..............................................................................................................	25
Section 5.12	Supplements and Amendments to Schedules...................................................	25
Section 5.13	Public Announcements.....................................................................................	25
Section 5.14	No Solicitation..................................................................................................	25
Section 5.15	Employee Matters.............................................................................................	26
Section 5.16	Return of Excluded Assets...............................................................................	27
Section 5.17	Pre-Closing Regulatory Approvals...................................................................	27
Section 5.18	Post Closing Regulatory Approvals.................................................................	28
Section 5.19	Third Party Consents........................................................................................	28
Section 5.20	Decision and Order...........................................................................................	28
Section 5.21	Dignity Memorial/Key Memories Benefits......................................................	28
Section 5.22	Bulk Sales.........................................................................................................	28
Section 5.23	Confidentiality..................................................................................................	28
Section 5.24	Title to Real Property and Improvements.........................................................	28
Section 5.25	Access to Books and Records..........................................................................	29
Section 5.26	Wrongful Burial Resolution.............................................................................	29
Section 5.27	Data Conversion Agreement.............................................................................	29

ARTICLE VI	CONDITIONS TO RESPECTIVE OBLIGATIONS OF BUYERS AND SELLERS.........................................................................................................	29
Section 6.1	Representations and Warranties True When Made and At Closing..................	29
Section 6.2	Regulatory and Third Party Approvals.............................................................	30
Section 6.3	Performance of Obligations..............................................................................	30
Section 6.4	No Order...........................................................................................................	31
Section 6.5	Delivery of Signed Documents........................................................................	31
Section 6.6	Delivery of Purchase Price...............................................................................	31
Section 6.7	Title Policy........................................................................................................	31

Article VII	TERMINATION...............................................................................................	31
Section 7.1	Termination of Agreement................................................................................	31

ARTICLE VIII	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION............................................................	32
Section 8.1	Nature of Representations................................................................................	32
Section 8.2	Survival of Representations, Warranties and Covenants..................................	32
Section 8.3	Indemnification by Sellers................................................................................	33

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Section 8.4	Indemnification by Buyers...............................................................................	34
Section 8.5	Assertion of Claims..........................................................................................	34
Section 8.6	Dispute Resolution...........................................................................................	35
Section 8.7	Defense of Claims............................................................................................	36
Section 8.8	LIMITATION OF DAMAGES........................................................................	36
Section 8.9	Cooperation........................................................................................................	36
Section 8.10	Calculation, Timing Manner and Characterization of Indemnification Payments...........................................................................................................	37
Section 8.11	Definitions..........................................................................................................	37
Section 8.12	Exclusive Remedies.........................................................................................	37

ARTICLE IX	MISCELLANEOUS.........................................................................................	38
Section 9.1	Notices...............................................................................................................	38
Section 9.2	Expenses...........................................................................................................	39
Section 9.3	Parties in Interest..............................................................................................	39
Section 9.4	Entire Agreement; Amendment........................................................................	39
Section 9.5	Captions; Counterparts.....................................................................................	40
Section 9.6	Governing Law.................................................................................................	40
Section 9.7	Severability.......................................................................................................	40
Section 9.8	Modifications......................................................................................................	40
Section 9.9	Sellers Affirmation...........................................................................................	40

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ASSET SALE AGREEMENT
ASSET SALE AGREEMENT (“Agreement”) dated this 3rd day of March, 2014, by and among Carriage Services of Louisiana, Inc., a Louisiana corporation (“Carriage Louisiana”), Carriage Funeral Holdings, Inc., a Delaware corporation (“Carriage Virginia” and, together with Carriage Louisiana, “Buyers,” and each individually, “Buyer”), SCI Louisiana Funeral Services, Inc., a Louisiana corporation (“SCI Louisiana”), S.E. Funeral Homes of Louisiana, LLC, a Louisiana limited liability company, (“S.E. FH Louisiana”), S.E. Funeral Homes of Virginia, LLC (“S.E. FH Virginia” and, together with SCI Louisiana and S.E. FH Louisiana, “Sellers,” and each individually, “Seller”).
Carriage Louisiana, Carriage Virginia, SCI Louisiana, S.E. FH Louisiana and S.E. FH Virginia are each referred to herein individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, SCI Louisiana owns and operates (i) Schoen Funeral Home located at 3827 Canal St., New Orleans, LA 70119, (ii) Garden of Memories Cemetery located at 4900 Airline Dr., Metairie, LA 70001, (iii) Garden of Memories Funeral Home located at 4900 Airline Dr., Metairie, LA 70001 and (iv) Tharp-Sontheimer-Tharp Funeral Home located at 1600 North Causeway Blvd. Metairie, LA 70001 (collectively, the “SCI Louisiana Business”);
WHEREAS, S.E. FH Louisiana owns and operates Greenwood Funeral Home and leases the real property on which the Greenwood Funeral Home is situated, which is located at 5200 Canal Blvd., New Orleans, LA (the “S.E. FH Louisiana Business”);
WHEREAS, S.E. FH Virginia owns and operates (i) Everly – Wheatley Funeral Home and leases the real property on which the Everly – Wheatley Funeral Home is situated, which is located at 1500 West Braddock Rd., Alexandria, VA 22302, and (ii)  owns and operates the Everly Community Funeral Care located at 6161 Leesburg Pike, Falls Church, VA 22044 (collectively, the “S.E. FH Virginia Business”);
WHEREAS, the S.E. FH Louisiana Business and the S.E. FH Virginia Business shall hereinafter collectively be referred to as the “Stewart Business.” The Stewart Business and the SCI Louisiana Business shall hereinafter collectively be referred to as the “Business;”
WHEREAS, Sellers understand and acknowledge that it is a requisite inducement for Buyers to consummate the transactions set forth this Agreement that Service Corporation International, a Texas corporation (“Guarantor”), guaranty Sellers’ indemnification obligations under this Agreement;
WHEREAS, the Parties desire to provide for the sale and transfer to Carriage Louisiana of substantially all of the assets of the SCI Louisiana Business and the S.E. FH Louisiana Business, including certain of the personal property located at, used in connection with, or arising out of, the SCI Louisiana Business and the S.E. FH Louisiana Business, together with the real estate utilized in the SCI Louisiana Business and the S.E. FH Louisiana Business, in exchange for cash, upon the terms and subject to the conditions herein set forth;

WHEREAS, the Parties desire to provide for the sale and transfer to Carriage Virginia of substantially all of the assets of the S.E. FH Virginia Business, including certain of the personal property located at, used in connection with, or arising out of, the S.E. FH Virginia Business, together with the real estate utilized in the S.E. FH Virginia Business, in exchange for cash, upon the terms and subject to the conditions herein set forth; and
WHEREAS, this Agreement sets forth the terms and conditions to which the Parties have agreed.
NOW, THEREFORE, in exchange for cash and other good and valuable consideration, and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Transfer of Assets. Subject to the terms and conditions of this Agreement, Sellers do hereby agree to sell, transfer, convey and deliver to Buyers, and Buyers do hereby agree to purchase and accept from Sellers free and clear of any Encumbrances whatsoever, except for Permitted Encumbrances, on the Closing Date, all of their right, title and interest in and to the following properties, assets and rights (including contractual rights and Claims), excluding the Excluded Assets:
(a)    The real property owned by Sellers and described on Schedule 1 to Exhibit A to this Agreement (the “Owned Real Property”) and Sellers’ leasehold interest in the real property described by physical address on Schedule 1 to Exhibit A to this Agreement (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”), together with all buildings, structures, fixtures, building systems and equipment, and all components thereof, utility installments, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, landscaping, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, located on or included in the Real Property (the “Improvements”);
(b)    All furniture and other tangible personal property owned by Sellers located at the Real Property and used by Sellers exclusively in the operation of the Business including, without limitation, those items listed on Schedule 2 to Exhibit A to this Agreement;
(c)    All vehicles listed on Schedule 3 to Exhibit A to this Agreement;
(d)    All merchandise inventory described on Schedule 4 to Exhibit A to this Agreement, plus or minus any changes in said merchandise inventory which may result from the ordinary course of business subsequent to the date of this Agreement and until the Effective Time, and all Services in Progress (as defined below);
(e)    The right, title and interest of (i) Sellers, as landlord or sublandlord, in the leases, contracts, agreements and commitments related to the Owned Real Property and Improvements described on Schedule 1 to Exhibit A to this Agreement (the “Owned Real Property Leases”); and the right, title and interest of Sellers, as tenant, licensee, or subtenant, in the leases, licenses, contracts, agreements and commitments related to the Leased Real Property or portions of property adjacent to or used in connection with the Owned Real Property described on Schedule 5 to Exhibit A to this Agreement (the “Leased Real Property Leases,” and together with the Owned Real Property Leases, the “Real Property Leases”) and (ii) all other contracts, leases, agreements, and commitments entered into exclusively in connection with the Business (the “Assumed Contracts”), in the case of such Assumed Contracts including but not limited to those listed on Schedule 5 to Exhibit A to this Agreement;
(f)    All preneed funeral and/or cemetery merchandise (including interment or entombment rights), burial insurance policies and/or service agreements for which the Business remains liable to provide merchandise and/or services as of the Effective Time, as well as other closed funeral home preneeds that have been transferred to and are currently serviced by the Business (the “Preneed Agreements”), including accounts receivable associated therewith;
(g)    All interest of Sellers in all proceeds of insurance policies relating to or arising from Preneed Agreements, including those described on Schedule 7 to Exhibit A to this Agreement;
(h)    All interest of Sellers in those funds received by Sellers pursuant to trust funded Preneed Agreements, which are required by state Law to be held in a bank, trust or other account (“Preneed Trust Funds”), including those described on Schedule 8 to Exhibit A to this Agreement and/or that portion of funds received by Sellers for interment right sales that are required by state Law to be held in an endowment care fund for the benefit of the Business (“Endowment Care Funds”);
(i)    All at need accounts and notes receivable generated in the operation of the Business including, without limitation, those listed on Schedule 9 to Exhibit A to this Agreement, plus or minus any changes in said receivables which result from the ordinary course of business subsequent to the date of this Agreement and until the Effective Time, but not including any receivables due from insurance companies or trust funds as a result of the performance by the Business prior to the Effective Time, or other termination or cancellation of Preneed Agreements prior to the Effective Time;
(j)    All utility and other deposits previously paid to and/or now held by third parties in connection with the operation of the Business;
(k)    The goodwill of Sellers in the Business, together with all lists of present and former customers of the Business, all business books that are necessary, beneficial or useful to Buyers with respect to the Business (other than such books set forth in Section 1.2), the wired telephone numbers and listings for the Business, all transferable government licenses and permits of the Business, including all environmental permits (“Permits”), and all of Sellers’ right, title and interest in and Sellers’ right to use the Trade Names, and any other names so similar as to require consent of Sellers to their rightful use, in the trade areas in which those names are currently utilized, as well as the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of the foregoing;

(l)    All rights under warranties from suppliers, manufacturers and contractors relating to the Business; and
(m)    All other assets of Sellers which are used exclusively in the ownership, operation or maintenance of the Business and which are necessary to the continued operation of the Business in a manner consistent with Sellers’ past practice.
All property to be sold by Sellers to Buyers described above shall be hereinafter collectively referred to as the “Assets.”
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary set forth herein, Sellers shall not transfer, convey or assign to Buyers the following assets: (a) cash and cash equivalents, unrelated to Preneed Trust Funds and Endowment Care Funds, except to the extent Section 1.6 provides that such amounts shall be transferred to Buyers, (b) all funds received prior to the Effective Time pursuant to Preneed Agreements and/or interment right sales and income thereon, which are not required by state Law to be held in a bank, trust or other account, (c) the names “Service Corporation International,” “Alderwoods,” “Dignity Memorial,” “Keystone,” “Key Memories,” “Stewart,” “Stewart Enterprises,” “STEI,” “SE,” “Simplicity Plan,” “Making Everlasting Memories,” “MEM,” or any variation thereof and any name associated therewith, (d) all trademarks, trade names, brand names, service marks, copyrights, website content, domain names, labels, logos, slogans and all other devices used to identify any product, service or businesses of Sellers or an Affiliate (as defined below) of Sellers, whether registered or unregistered or at common law, and any applications for registration or registrations thereof, or any other intellectual property rights that are related to or also used by Sellers or their Affiliates, except for such rights as are used exclusively in connection with the Business, (e) all accounting, operating or other administrative systems which are used by one or more businesses owned by Sellers or their Affiliates other than the Business, including but not limited to HMIS, Lawson and Simplicity, (f) all marketing materials, website content, forms of Preneed Agreements, pricing materials and templates, training materials, policy and procedure manuals and other proprietary materials of Sellers or their Affiliates in hard copy or electronic form, (g) all leases, contracts, agreements or commitments of Sellers that benefit one or more businesses owned by Sellers or their Affiliates, other than the Business, including, without limitation, merchandise supply agreements and any master vehicle leases, (h) all computer servers, McAfee anti-virus, Computrace, and Viewfinity software, (i) all building plaques bearing the name “Service Corporation International,” “SCI,” “Alderwoods,” “Keystone,” “Key Memories,” “Dignity Memorial,” “Stewart,” “Stewart Enterprises,” “STEI,” or “SE,” (j) those items of personal property located at the Business that are owned by a Person other than Sellers and their Affiliates set forth on Schedule 2 to Exhibit A to this Agreement, (k) inter-company accounts receivable, (l) accounts receivable related to Preneed Agreements that have matured and been serviced prior to the Effective Time, (m) wireless telephone numbers and pager numbers and all wireless communication devices, (n) credit card terminals, (o) corporate records, minutes and records of shareholders’ and directors’ meetings, (p) general ledgers and related books and records, (q) employee related books and records for Business Employees (as defined below), (r) all electronic sales tablet kits and associated equipment including, but not limited to, TIN pads, printers, scanners and intellectual property related to sales tablets and (s) all other assets of Sellers not specifically listed on Schedules to this Agreement as included in the Assets and which are not used exclusively or primarily in the ownership, operation or maintenance of the Business and which are not necessary to the continued operation of the Business in a manner consistent with Sellers’ past practices. All property retained by Sellers described above in this Section 1.2 shall be hereinafter collectively referred to as the “Excluded Assets.” Except as specifically excepted above, it is intended that the assets, properties and rights of the Business to be sold to Buyers shall include all of the assets, properties and rights reflected on the Schedules to Exhibit A to this Agreement, other than those assets, properties and rights that may have been disposed of in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights that may have been acquired in the ordinary course of business since the date of such listings and prior to the Effective Time.
Section 1.3    Consideration for Assets Payable at Closing. On the terms and subject to the conditions of this Agreement, Buyers, in consideration for the transfer and delivery to it of the Assets as herein provided, will, in addition to the assumption of liabilities set forth in Section 1.4 below, pay to Sellers at Closing the sum of Fifty-Four Million Eight Hundred and Fifty Thousand and No/100 Dollars ($54,850,000) (the “Purchase Price”) in cash, to be delivered by bank wire transfer of immediately available funds to such account as Sellers shall designate to Buyers.
Section 1.4    Assumption of Liabilities. From and after the Effective Time, Buyers agree to assume and timely pay and perform the following liabilities and obligations (collectively, “Assumed Liabilities”):
(a)    the obligations of Sellers under and pursuant to the terms and conditions of the Preneed Agreements not excluded from the Assets pursuant to Section 1.2(l), including any certificates or benefits associated therewith, as well as all Services in Progress (as defined below);
(b)    the obligations of Sellers under and pursuant to the terms and conditions of the Real Property Leases (if any) and the Assumed Contracts;
(c)    upon the transfer of the Preneed Trust Funds and/or Endowment Care Funds, Buyers will assume and thereafter in due course pay, perform and discharge the liabilities and obligations of Sellers arising from and after the Effective Time under the terms of or in connection with the Preneed Trust Funds and/or Endowment Care Funds;
(d)    all obligations of Sellers arising via contract, stipulation, memorandum of understanding, agreement, consent, or under applicable Law for any construction, repair, remodeling, or development project with respect to the Business arising from and after the Effective Time;
(e)    the following liabilities and obligations arising out of or in connection with the Real Property, the Improvements or the Business: (i) any all issues or conditions identified with reasonable particularity in any Phase I Environmental Site Assessments; (ii) all issues or conditions identified with reasonable particularity in any Property Condition Assessment; and (iii) any fact, matter, condition, deficiency, encumbrance, or encroachment reflected or referenced in any Title Commitment or Survey, other than (A) monetary liens or encumbrances affecting the Real Property and Improvements shown on any Title Commitment or Survey, and (B) matters not shown on any Title Commitment or Survey (collectively, the “Assumed Matters”); and
(f)    all obligations, liabilities, and/or duties relating to the Business and first arising from and after the Effective Time.
Section 1.5    Limitations on Assumption. Notwithstanding any other provision in this Agreement, Buyers do not hereby assume or cause to be assumed, and shall not be deemed to have assumed, or in any way be liable or responsible for, any Liabilities of Sellers or any of their respective Affiliates, except for the Assumed Liabilities, as specifically provided in Section 1.4. All such Liabilities not expressly assumed by Buyers herein are retained by Sellers, and Sellers shall have sole and absolute responsibility for such liabilities. For the avoidance of doubt, none of the Assumed Liabilities shall include any Liability for Sellers Taxes.
All Liabilities of Sellers or any of their Affiliates, other than Assumed Liabilities, are collectively referred to as the “Retained Liabilities” and include, but are not limited to, the following:
(a)    all Liabilities relating to indebtedness for borrowed money, obligations evidenced by notes, bonds, debentures or similar instrument or obligations as lessee under capital leases (other than to the extent assumed by Buyers pursuant to Section 1.4);
(b)    all Sellers Taxes;
(c)    all Liabilities, Claims and Losses arising out of, under, or in connection with any employee benefit or compensation plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by any Seller or any of their respective ERISA Affiliates, including all Controlled Group Liabilities of any Seller or any of their respective ERISA Affiliates;
(d)    all Liabilities, Claims and Losses attributable to, associated with or related to the employment or termination of employment of any current or former employee or engagement or termination of engagement of any current or former individual consultant who provides or has provided services with respect to the Business;
(e)    all Liabilities, if any, related to or arising in connection with the Excluded Assets, whether arising before, on or after the Closing Date;
(f)    any Liability of Sellers or any of their Affiliates arising out of, or relating to, this Agreement, the Ancillary Agreements, or the transactions contemplated herein or therein;
(g)    except to the extent specifically identified as being assumed by Buyers pursuant to Section 1.4, all obligations and liabilities to the extent occurring or existing in connection with, or arising out of, the ownership or operation of, or any act, omission or circumstances relating to, any portion of the Business, the Assets, or Assumed Liabilities prior to the Effective Time;

(h)    except to the extent specifically identified as being assumed by Buyers pursuant to Section 1.4, any Liability in respect of Claims or litigation, pending or threatened, whether or not presently asserted, arising out of or relating to the ownership or operation of, or of any act, omission or circumstances relating to, the Business or the Assets prior to the Effective Time, including breach of contract Claims, personal injury Claims, product liability Claims, Claims of environmental damage, Claims of hazards to health, strict liability, toxic torts, enforcement proceedings, Claims for cleanup or remediation actions, or orders and other similar Claims instituted by private parties or any governmental entity;
(i)    except to the extent specifically identified as being assumed by Buyers pursuant to Section 1.4, any Liability for Claims arising out of or related to environmental conditions to the extent arising prior to the Effective Time or violations and/or breaches of environmental Laws prior to the Effective Time;
(j)    except to the extent specifically identified as being assumed by Buyers pursuant to Section 1.4, any Liability under Laws arising out of activities occurring prior to the Effective Time or conditions to the extent arising prior to the Effective Time;
(k)    any fees or expenses incurred by Sellers or any of their respective Affiliates in connection with the consummation of this Agreement, the Ancillary Agreements, or the transactions contemplated herein or therein;
(l)    except to the extent specifically identified as being assumed by Buyers pursuant to Section 1.4, any Liability based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the ownership or operation of, or any act, omission or circumstances relating to, any portion of the Business or the Assets prior to the Closing Date; and
(m)    any other Liability not specifically included within the Assumed Liabilities.
Section 1.6    Prorations; Services in Progress; Transaction Taxes; Preneed Trust Fund Taxes.
(a)    At Closing, all ad valorem, real and personal property Taxes relating to the Assets (“Property Taxes”) applicable to any taxable period that begins on or before and ends after the Closing Date shall be prorated between Sellers, on the one hand, and Buyers, on the other hand, on a per diem basis, with Sellers being responsible for the number of days in the taxable period on and prior to the Closing Date and Buyers being responsible for the number of days in the taxable period after the Closing Date.
(b)    All revenues from and direct costs for merchandise paid to third parties (including Affiliates) associated with Services in Progress will be attributable to Buyers. Sellers shall transfer any and all payments received in connection with Services in Progress to Buyers within a reasonable time following the Closing. For purposes of this Agreement, “Services in Progress” means any at need funeral and/or cemetery related services for which a contract has been entered into, but which has not been completed as of the Effective Time. For purposes of this Agreement, such funeral and/or cemetery related services are complete when the body or remains have been cremated or interred.
(c)    Buyers and Sellers shall each be responsible for 50% of all Transfer Taxes imposed under applicable Law as a result of the transactions provided for in this this Agreement, whether related to the Real Property or otherwise. Sellers and Buyers shall reasonably cooperate in good faith to minimize, the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(d)    Should Sellers hold any of the Preneed Trust Funds in a commingled account, Sellers shall withhold the estimated federal and state Income Taxes on the income earned by the commingled Preneed Trust Funds for the current year through the Closing Date.
(e)    Except as set out in Section 1.6(d), the Party to this Agreement that administers the Preneed Trust Funds and the Endowment Care Funds at the time Income Taxes are due will be responsible for payment of those Taxes and shall be responsible for all penalties and interest incurred due to delays in making such payments.
Section 1.7    Proration of Lease Payments. At Closing, all rental payments due under the Real Property Leases applicable to any period that begins on or before and ends after the Closing Date shall be prorated between Sellers, on the one hand, and Buyers, on the other hand, on a per diem basis, with Sellers being responsible for and/or entitled to (as applicable) rental payments for the number of days in the period on and prior to the Closing Date and Buyers being responsible and/or entitled to (as applicable) rental payments for the number of days in the period after the Closing Date.
Section 1.8    Allocation of Purchase Price. Prior to Closing, the Parties shall agree upon a written statement of the allocation of the Purchase Price, Assumed Liabilities, and any other items constituting consideration for applicable Income Tax purposes (to the extent known at such time) (the “Statement of Allocation”) in accordance with Section 1060 of the Code. The Parties shall, (a) report the Tax consequences of the transactions contemplated hereby in a manner consistent with the Statement of Allocation, including on Internal Revenue Service Form 8594, and (b) not take any position inconsistent therewith upon examination of any Tax Return, in any refund Claim, or in any litigation, investigation or otherwise, unless required by applicable Law or with the consent of the other Parties.
Section 1.9    Effective Time. The Effective Time of the transfer of the Assets shall be 11:59 p.m. on the Closing Date.
Section 1.10    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the respective meanings ascribed to such terms in Annex A. Capitalized terms defined in the body of this Agreement are listed in Annex A by location of the definitions of such terms in the body of this Agreement.
ARTICLE II
CLOSING

Section 2.1    Closing. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Sellers, 1929 Allen Parkway, Houston, Texas 77019, or via facsimile (or PDF) and teleconference, within five (5) business days following satisfaction or waiver of all conditions (provided that any such waiver receives the prior approval of the FTC, which may be waived pursuant to Rule 2.41(f)(5) of the FTC’s Rules of Practice and Procedure, 16 C.F.R. S. 2.41(f)(5)) to Closing found in Article VI of this Agreement, at 11:00 o'clock a.m., or at other such location, time and date as the Parties shall mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
Section 2.2    Closing Deliveries.
(a)    Closing Deliveries of Sellers. On the Closing Date, Sellers shall deliver or cause to be delivered, to Buyers, the following:
(i)    Bill of Sale and Assignment and Assumption Agreements.
(A)    A bill of sale and assignment and assumption agreement conveying the Assets of the SCI Louisiana Business, dated as of the Closing Date and in the form mutually agreed by the Parties, duly executed by SCI Louisiana (the “SCI Bill of Sale and Assignment and Assumption Agreement”).
(B)    A bill of sale and assignment and assumption agreement conveying the Assets of the S.E. FH Louisiana Business, dated as of the Closing Date and in the form mutually agreed by the Parties, duly executed by S.E. FH Louisiana (the “SE LA Bill of Sale and Assignment and Assumption Agreement”).
(C)    A bill of sale and assignment and assumption agreement conveying the Assets of the S.E. FH Virginia Business, dated as of the Closing Date and in the form mutually agreed by the Parties, duly executed by S.E. FH Virginia (the “SE VA Bill of Sale and Assignment and Assumption Agreement”).
(ii)    Deeds. A special warranty deed for each parcel of Owned Real Property (each individually a “Deed” and collectively, the “Deeds”) in the form mutually agreed by the Parties.
(iii)    Assignment and Assumption of Real Property Leases.
(A)    An assignment and assumption agreement assigning to Buyers, with respect to the Greenwood Funeral Home, (x) S.E. FH Louisiana’s interest as tenant in and to the Lease of Commercial Property dated as of March 12, 1992, as amended, between S.E. FH Louisiana, as tenant, and Fireman’s Charitable & Benevolent Association of New Orleans, as landlord, and (y) S.E. FH Louisiana’s interest as sublandlord in and to the Ground Sub-Lease dated as of August 10, 2004 between S.E. FH Louisiana, as sublandlord, and First Baptist Church of New Orleans, as subtenant, dated as of the Closing Date, acknowledged by Fireman’s Charitable & Benevolent Association of New Orleans, and in the form mutually agreed by the Parties (the “Greenwood Lease Assignment”).

(B)    An assignment and assumption agreement assigning to Buyers, with respect to the Everly-Wheatley Funeral Home, S.E. FH Virginia’s interest as tenant in and to the Lease of Commercial Property dated as of May 2, 1990, as amended, between S.E. FH Virginia, as tenant, and The Jo-Mar Corporation, as landlord, dated as of the Closing Date, consented to and acknowledged by The Jo-Mar Corporation, and in the form mutually agreed by the Parties (the “Everly-Wheatley Lease Assignment”).
(C)    An assignment and assumption agreement assigning to Buyers, with respect to the Garden of Memories Funeral Home, SCI Louisiana’s interest as licensee in and to the License Agreement dated as of March 25, 1940, as may have been amended, between SCI Louisiana, as licensee, and Louisiana & Arkansas Railway Company, as licensor, dated as of the Closing Date, and in the form mutually agreed by the Parties (the “Garden of Memories License Assignment”).
(D)    An assignment and assumption agreement assigning to Buyers, with respect to the Garden of Memories Funeral Home, SCI Louisiana’s interest as tenant in and to the Lease dated as of September 23, 1966, as may have been amended, between SCI Louisiana, as tenant, and Illinois Central Railroad Company, as landlord, dated as of the Closing Date, consented to and acknowledged by Illinois Central Railroad Company, and in the form mutually agreed by the Parties (the “Garden of Memories Lease Assignment”).
(E)    An assignment and assumption agreement assigning to Buyers, with respect to the Schoen Funeral Home, SCI Louisiana’s interest as tenant in and to the Lease of Commercial Property (Gross) dated as of April 1, 1976, as amended, between SCI Louisiana, as tenant, and Schoen Life Insurance Company, Inc., as landlord, dated as of the Closing Date, consented to and acknowledged by Schoen Life Insurance Company, Inc., and in the form mutually agreed by the Parties (the “Schoen Lease Assignment”).
(iv)    License Agreement. A license agreement regarding the use of the trade name “Everly” in the continued operations of the funeral home located at 10565 Main Street, Fairfax Virginia 22030, dated as of the Closing Date and in the form mutually agreed by the Parties, duly executed by S.E. FH Virginia (the “Everly License Agreement”).
(v)    Guaranty Agreement. A guaranty agreement guaranteeing Sellers’ indemnification obligation agreements under this Agreement, dated as of the Closing Date and in the form mutually agreed by the Parties, duly executed by Guarantor and each Seller (the “Guaranty Agreement”).
(vi)    Data Conversion Agreement. A data conversion agreement regarding the transfer of certain cemetery and funeral establishment operational and financial information of the Business, dated as of the Closing Date and in the form mutually agreed by the Parties, duly executed by each Seller (the “Data Conversion Agreement”).
(vii)    Releases of Encumbrances. Releases of Encumbrances evidencing the discharge and removal of all such Encumbrances on the Assets, if any, other than Permitted Encumbrances.

(viii)    Transfer Tax Forms. Fully executed counterparts of any and all required Transfer Tax forms.
(ix)    Real Property Affidavits and Forms. Such Seller’s title affidavits, opinions and indemnities as may be reasonably requested by the Title Company to issue the Title Policy.
(x)    Code § 1445 Affidavit. Certificates of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), duly executed by each Seller (or if such Seller is disregarded for U.S. federal Income Tax purposes, its regarded owner).
(xi)    Delivery of Records and Contracts. All Assumed Contracts, commitments and rights of the Business constituting a portion of the Assets, actual possession and operating control of the Assets and all of the material records, books and other data of the Business, including customer lists and customer contact information that are included in the Assets.
(xii)    Sellers’ Certificate. A certificate, dated as of the Closing Date, signed by an appropriate officer of each Seller and containing authenticated organizational documents and specimen signatures of the managers and/or officers of each Seller.
(xiii)    Seller Closing Certificate. A certificate, dated as of the Closing Date, signed by an appropriate officer of each Seller and stating that each of the conditions to its obligation to close have been satisfied.
(xiv)    Good Standing Certificate. A certificate of good standing for each Seller, dated within ten (10) days of the Closing Date, issued by the Secretary of State of Louisiana and Virginia.
(xv)    Vehicle Titles. Original title (and such other instruments of conveyance or transfer as may be necessary) to each vehicle constituting a part of the Assets for each vehicle owned by Seller and a vehicle transfer form for each vehicle constituting a part of the Assets for each vehicle Leased by Seller. For the avoidance of doubt, all leased vehicles will be paid off by Seller on the Closing Date in association with the transfer of each leased vehicle.
(xvi)    Other Instruments. All other instruments, in form and substance reasonably satisfactory to Buyers, as shall be necessary to vest in Buyers title to the Assets and consummate the transactions contemplated by this Agreement.
(b)    Closing Deliveries of Buyers. On the Closing Date, Buyers shall deliver or cause to be delivered to Sellers the following:
(i)    Purchase Price. Payment to Sellers of the Purchase Price in same day funds (in U.S. dollars) by wire transfer based on wiring instructions given by Sellers to Buyers.
(ii)    Bill of Sale and Assignment and Assumption Agreement.

(A)    A counterpart signature page to the SCI Bill of Sale and Assignment and Assumption Agreement and the SE LA Bill of Sale and Assignment and Assumption Agreement, each duly executed by Carriage Louisiana.
(B)    A counterpart signature page to the SE VA Bill of Sale and Assignment and Assumption Agreement, duly executed by Carriage Virginia.
(iii)    Assignment and Assumption of Real Property Leases.
(A)    A counterpart signature page to the Greenwood Lease Assignment, the Garden of Memories License Assignment, the Garden of Memories Lease Assignment and the Schoen Lease Assignment, each duly executed by Carriage Louisiana.
(B)    A counterpart signature page to the Everly-Wheatley Lease Assignment, duly executed by Carriage Virginia.
(iv)    License Agreement. A counterpart signature page to the Everly License Agreement, duly executed by Carriage Virginia.
(v)    Guaranty Agreement. A counterpart signature page to the Guaranty Agreement, duly executed by each Buyer.
(vi)    Data Conversion Agreement. A counterpart signature page to the Data Conversion Agreement, duly executed by each Buyer.
(vii)    Inspection Reports. Copies of each Inspection Report.
(viii)    Buyers Closing Certificate. A certificate, dated as of the Closing Date, signed by an appropriate officer of each Buyer and stating that each of the conditions to its obligation to close have been satisfied.
ARTICLE III
REPRESENTATIONS AND WARRANTIES BY SELLERS
Sellers hereby represent and warrant to Buyers as follows:
Section 3.1    Organization; Standing; Authorization; Capacity.
(a)    SCI Louisiana is a corporation duly organized, validly existing and in good standing under the Laws of the State of Louisiana, with all requisite corporate power and authority to own and to conduct the SCI Business as it is now being conducted. The execution, delivery and performance of this Agreement by SCI Louisiana have been duly and effectively authorized by the board of directors of SCI Louisiana, and no further action or other authorization or consent is required. This Agreement has been duly executed and delivered by SCI Louisiana and constitutes the valid and binding obligation of SCI Louisiana.
(b)    S.E. FH Louisiana is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Louisiana, with all requisite power and authority to own and to conduct the S.E. FH Louisiana Business as it is now being conducted. The execution, delivery and performance of this Agreement by S.E. FH Louisiana have been duly and effectively authorized by the managers of S.E. FH Louisiana, and no further action or other authorization or consent is required. This Agreement has been duly executed and delivered by S.E. FH Louisiana and constitutes the valid and binding obligation of S.E. FH Louisiana.
(c)    S.E. FH Virginia is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Virginia, with all requisite power and authority to own and to conduct the S.E. FH Virginia Business as it is now being conducted. The execution, delivery and performance of this Agreement by S.E. FH Virginia have been duly and effectively authorized by the managers of S.E. FH Virginia, and no further action or other authorization or consent is required. This Agreement has been duly executed and delivered by S.E. FH Virginia and constitutes the valid and binding obligation of S.E. FH Virginia.
(d)    Neither the execution and delivery of this Agreement by Sellers nor the performance by Sellers of the transactions contemplated hereby will (i) violate any provision of the organizational documents of Sellers, or (ii) violate or constitute an occurrence of default (with or without notice or lapse of time, or both) under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any Party to terminate its obligations under, any Assumed Contract. Sellers are not in violation of any of their organizational documents in a manner that would materially affect their obligations under this Agreement.
(e)    Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.
Section 3.2    Income and Expense Reports. The income and expense reports for each business location making up (a) the SCI Louisiana Business for the twelve months ending December 31, 2010, 2011, 2012 and 2013, and (b) the Stewart Business for (i) the twelve month periods ending on October 31, 2010, 2011, 2012 and 2013 and (ii) the one month periods ending on November 30, 2013 and December 31, 2013, copies of which are attached hereto as a part of Exhibit C to this Agreement, accurately reflect in all material respects the income and expenses of the Business for the periods covered. However, such income and expense reports are not prepared in accordance with generally accepted accounting principles and do not include inter-company items, adjustments and other items required in statements prepared in accordance with generally accepted accounting principles.
Section 3.3    Tax Matters. As of the Closing Date, except to the extent an inaccuracy of the following would neither result in an Encumbrance on any of the Assets nor a Tax liability on Buyers:
(a)    Sellers have, or caused to be, (separately, or as a part of a consolidated, combined, unitary or affiliated group) filed all Tax Returns which are required to be filed by them with respect to the Business and the Assets as of the Effective Time.

(b)    All Taxes owed by Sellers or their Affiliates or that are otherwise related to the Business or the Assets that have become due and payable have been paid in full.
(c)    Sellers have properly withheld from employees' compensation all Taxes required to be withheld by it and has timely remitted all such withholdings to the proper taxing authorities.
(d)    All amounts received by Sellers on sales by the Business which are required under applicable state Law to be held in trust have been deposited in trust, and all federal, state and local Income Tax Returns required to be filed concerning such trusts and the income from such trusts have been filed.
(e)    All Taxes owed by the trusts for the Preneed Trust Funds and the Endowment Care Funds that have become due and payable have been paid in full.
(f)    Sellers do not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency with respect to the Business or the Assets. No extension of time within which to file any Tax Return with respect to the Business or the Assets is currently in effect.
(g)    There are no Encumbrances currently existing, pending or, to Sellers’ Knowledge, threatened with respect to any of the Assets relating to any unpaid Taxes, other than Encumbrances for current period Taxes not yet due and payable.
(h)    There are no pending or active audits or legal proceedings involving Tax matters or, to Sellers’ Knowledge, threatened audits or proposed deficiencies or other Claims for unpaid Taxes with respect to the Business or the Assets.
(i)    Sellers purchased the Assets (other than Assets held for resale in the ordinary course of business) for use or consumption, and Sellers have neither been engaged, nor held themselves out as being engaged, in selling similar property on a repeated or continuing basis.
Section 3.4    Rights of Third Parties. Other than as disclosed on the Schedules to Exhibit A to this Agreement or included within the Permitted Encumbrances, Sellers have not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any Real Property or personal property of Sellers or any interest therein or portion thereof included in the Assets, and no Person (other than Sellers or their Affiliates) has any right to possession or occupancy of any of the Assets.
Section 3.5    Title to Assets; Liens; Rights Under Leases. Sellers have good and marketable title to all of the Assets. The Assets are not subject to any Encumbrances, except for Permitted Encumbrances. All leases pursuant to which Sellers, as lessee, lease personal or real property (which leases are included in the Assets) are valid and enforceable obligations of Sellers and to Sellers’ Knowledge, the other Party or Parties, in accordance with their respective terms.
Section 3.6    Description of Properties, Contracts and Personnel Data. The following Schedules attached hereto as Exhibit A to this Agreement are incorporated herein by reference (“Schedules”). Each Schedule sets forth true and correct information, in all material respects, as of the date of this Agreement unless another date is specified thereon. Items appropriately disclosed on one Schedule shall be deemed to be disclosed on all other Schedules notwithstanding the omission of any cross-references thereto:
(a)    Real Property – Schedule 1 to Exhibit A.
(i)    Owned Real Property. A legal description of each parcel of Owned Real Property included in the Assets.
(ii)    Leased Real Property. The physical address of each parcel of Leased Real Property.
(b)    Equipment, Machinery, Furniture, Etc. – Schedule 2 to Exhibit A. A list of all items of equipment, machinery, furniture and fixtures, whether owned or leased, included in the Assets;
(c)    Automobile Equipment – Schedule 3 to Exhibit A. A list of all automobiles, trucks, and other vehicles included in the Assets;
(d)    Merchandise Inventory – Schedule 4 to Exhibit A. A list of the merchandise inventory. All merchandise inventory is saleable, usable and is maintained at customary levels in the ordinary course of business;
(e)    Contracts – Schedule 5 to Exhibit A. A list of all Assumed Contracts, including all contracts, non-property leases, non-property rental agreements and commitments entered into exclusively in connection with the Business that individually provide for payment of more than $6,000.00 annually (the “Material Contracts”) (provided, however, that contracts for interment rights, funeral or cemetery merchandise or services are not included). A copy of each Owned Real Property Lease and Leased Real Property Lease. A copy of the agreement of each individual who provides services to the Business in the capacity of an independent contractor;
(f)    Personnel – Schedule 6 to Exhibit A. A list of the names and current annualized salary or hourly rate of pay for each individual who is employed by Sellers or their Affiliates and who provides services with respect to the operation of the Business (each a “Business Employee”) and with respect to each, his or her job title or position, date of hire and status of employment (full time or part time);
(g)    Preneed Insurance Policies – Schedule 7 to Exhibit A. Schedule 7 to Exhibit A to this Agreement accurately lists all insurance policies used to fund Preneed Agreements, including policy number, insured and owner names, issue date, current and face amount of insurance, and other data normally included in each Seller’s internal records (and for each carrier providing such insurance benefits, the contact information for the carrier, including contact person, address and phone number);
(h)    Preneed Trust Funds and Endowment Care Funds – Schedule 8 to Exhibit A. A list of trust funded Preneed Agreements and the Preneed Trust Funds allocated to those Preneed Agreements and the Endowment Care Fund balances held in relation to interment right sales (the “Trust Accounts”). Schedule 8 to Exhibit A to this Agreement accurately lists all trust funded Preneed Agreements of the Business, by location, including contract number, customer name, sale date, contract price and other data normally included in each Seller’s internal records, subject to verification; a list of the investment assets held in the Stewart Business Trust Account and the trust agreements related to those Stewart Business Trust Accounts;
(i)    Accounts Receivable – Schedule 9 to Exhibit A. A list of all accounts and notes receivable included in the Assets; and
(j)    Litigation – Schedule 10 to Exhibit A. A list of pending and, to Sellers’ Knowledge, threatened, actions, litigation, suits, investigations or proceedings wherein a judgment, decree or order, if determined adversely, could have an adverse effect on the Assets or the Business taken as a whole or the transactions contemplated under this Agreement.
Section 3.7    Litigation. Except as disclosed on Schedule 10 to Exhibit A, and except for the Decision and Order, no action, litigation, suit, investigation or proceeding before any court or governmental body is pending or, to Sellers’ Knowledge, threatened, involving Sellers, or relating to the Assets or the Business, wherein a judgment, decree or order, if determined adversely, could have an adverse effect on the Assets or the Business taken as whole or the transactions contemplated under this Agreement, or which would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or require Buyers to divest itself of any portion of the Assets or the Business.
Section 3.8    Court Orders and Decrees. Except for the Decision and Order, there is not outstanding or, to Sellers’ Knowledge, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Sellers, relating to the Assets or the Business.
Section 3.9    Trade Names. Sellers have the legal right to use the Trade Names in the trade areas in which such names are utilized in the Business.
Section 3.10    Preneed and Trust Accounts and Endowment Care Funds.
(a)    All Preneed Agreements included in the Assets:
(i)    have been entered into in the ordinary course of business solely for use by the named customers;
(ii)    are subject to the rules and regulations of the Business as now or then in force; and
(iii)    are in full force and effect, subject to no offsets, Claims or waivers.
(b)    For all Preneed Agreements that are funded by insurance or performance bonds, Sellers have purchased, or caused to be purchased, all such insurance policies and performance bonds required to legally fund or secure all such Preneed Agreements.

(c)    All funds received by Sellers under the Preneed Agreements set forth on Schedule 8 to Exhibit A to this Agreement have been deposited in the appropriate accounts, and such accounts are funded, administered, and reported in accordance with the terms thereof and as required by applicable Laws. The services heretofore provided by the Business have been rendered in a professional and competent manner consistent with prevailing professional standards, practices, and customs.
Section 3.11    Licenses and Continuation of the Business. Sellers are in possession of all licenses, Permits, certificates of occupancy and authorizations under all applicable Laws, regulations, rules and ordinances as are necessary to enable Sellers to own and operate the Business as the same is now being conducted. All such licenses, Permits, certificates of occupancy and authorizations are in full force and effect, and Sellers have not received any written notification that any such license, Permit, certificate of occupancy, or authorization possessed will be revoked or any pending application for such will be denied.
Section 3.12    Real Property Matters.
(a)    The Real Property comprises all of the real property used and necessary for the operation of the Business as currently conducted.
(b)    There is no condemnation, expropriation, or other proceeding in eminent domain, or nuisance or similar proceeding pending or, to Sellers’ Knowledge, threatened against the Real Property or any portion thereof, except as set forth in any Inspection Report.
(c)    The classification of the Real Property under applicable zoning and land use Laws permits the use and occupancy of the Real Property and the operation of the Real Property and the Business. There are sufficient parking spaces, and other facilities at the Real Property, to comply with such zoning and land use Laws, ordinances and regulations, except as set forth in any Inspection Report.
(d)    To Sellers’ Knowledge, except as set forth in the Title Commitments or the Surveys or as otherwise disclosed in writing pursuant to this Agreement, Sellers do not have any obligation to any tenant or any other person or entity (governmental or otherwise), which obligation relates to the Real Property or Improvements and would survive Closing and be a binding obligation of Buyers thereafter.
(e)    The Real Property is not subject to assessment or collection of additional Taxes for prior years based upon a change in land usage or ownership.
Section 3.13    Environmental Matters.
(a)    Since Sellers acquired ownership of the Business, no “hazardous substance,” as that term is defined in the Federal Comprehensive Environmental Response, Compensation and Liability Act, no petroleum or petroleum products and no “solid waste,” as that term is defined in the Federal Resource Conservation and Recovery Act, have been treated, stored, disposed of, arranged for disposal of, transported, handled, leaked, spilled, deposited or otherwise released, on or from the Real Property or from the operations of the Business in violation of environmental Laws, except as set forth in any Inspection Report.

(b)    There are no pending or, to Sellers’ Knowledge, threatened, Claims, proceedings, actions, suits, investigations, inquiries, or similar matters pursuant to or related to any environmental Law with respect of or affecting the Business or the Assets.
Section 3.14    Labor and Benefit Matters.
(a)    Except as set forth in Schedule 6 to Exhibit A, there are not any pending or, to Sellers’ Knowledge, threatened against or with respect to the Business, any labor disputes, strikes or concerted work stoppages, and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association with respect to any Business Employees. No Business Employee is represented by a labor union or association or employed subject to the terms of a collective bargaining agreement or other contract with a representative of employees and, to Sellers’ Knowledge, no union organization campaign or representation petition is pending or threatened with respect to any Business Employee. All wages, bonuses and other compensation due, if any, and payable as of the Closing Date to present and former employees who provide, and have provided, services with respect to the Business have been paid in full or will be paid in full to such employees prior to the Closing Date.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, Sellers do not represent or warrant that any independent contractor/consultant agreement or any agreement not to compete contained therein and included in the Assets will be enforceable by Buyers.
Section 3.15    Compliance with Laws. Since the date Sellers have owned each funeral home or cemetery, as applicable, comprising the Business, Sellers and the Business have at all times complied in all material respects with, all applicable Laws in relation to the Business, and no unresolved action, suit, proceeding, hearing, investigation, charge, complaint, Claim, demand, or notice has been issued, filed, threatened, or commenced against Sellers alleging any failure to so comply in the operation of the Business.
Section 3.16    Sellers’ Brokers. Except for Johnson Consulting Group, Sellers are not a Party to or in any way obligated under any Contract or other agreement, and there are no outstanding Claims against Sellers for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.
Section 3.17    No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING PURCHASED AND TRANSFERRED TO BUYERS “AS-IS,” “WHERE-IS” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION, AND SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR THE QUALITY OR FITNESS OF THE ASSETS FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE) WITH RESPECT TO SELLERS, THE BUSINESS, THE ASSETS, THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF THE BUSINESS, AND/OR THE ASSETS OR THE ASSUMED LIABILITIES. WITHOUT LIMITING THE GENERALITY OF THE

FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (a) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYERS OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE BUSINESS OR (b) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYERS OR THEIR COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE BUSINESS, THE ASSETS, THE ASSUMED LIABILITIES OR THE CONTRACTS AND AGREEMENTS TO BE TRANSFERRED AND ASSUMED BY BUYERS HEREUNDER OR (c) THE CONDITION OF THE ASSETS.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS
Buyers hereby represent and warrant to Sellers as follows:
Section 4.1    Authority.
(a)    Carriage Louisiana is a corporation duly organized, validly existing and in good standing under the Laws of the State of Louisiana, with all requisite corporate power and authority to own and to conduct its business as it is now being conducted. The execution, delivery and performance of this Agreement by Carriage Louisiana has been duly and effectively authorized by the board of directors of Carriage Louisiana, and no further action or other authorization or consent is required.
(b)    Carriage Virginia is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own and to conduct its business as it is now being conducted. The execution, delivery and performance of this Agreement by Carriage Virginia has been duly and effectively authorized by the board of directors of Carriage Virginia, and no further action or other authorization or consent is required.
(c)    Neither the execution and delivery of this Agreement by Buyers nor the performance by Buyers of the transactions contemplated hereby will violate any provision of the organizational documents of Buyers. Buyers are not in violation of any of their organizational documents in a manner that would materially affect their obligations under this Agreement. Buyers have set forth on Exhibit B to this Agreement all Regulatory Approvals that are required to be obtained by Buyers to consummate the transaction contemplated by this Agreement.
(d)    Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms.
Section 4.2    Financing. Buyers have sufficient funds and lines of credit available to them to permit Buyers on the Closing Date to pay the Purchase Price, all other amounts payable by Buyers hereunder or under any Ancillary Agreement, and all fees and expenses incurred by Buyers in connection with the transactions contemplated hereby and by the Ancillary Agreements, and to permit Buyers to timely pay or perform all of its other obligations under this

Agreement and the Ancillary Agreements. Buyers have no reason to believe that any conditions to their receipt of such funds will not be timely satisfied.
Section 4.3    Buyers’ Brokers. Buyers warrant that they have not engaged the services of a broker in relation with the transaction contemplated by this Agreement.
Section 4.4    Buyers’ Due Diligence. As of the date of this Agreement, Buyers have received full access to all properties, books and records of the Business, and Buyers have had a full opportunity to investigate the condition of the Business and the Assets, including, but not limited to, (a) the Title Commitments, (b) the Surveys, (c) the Property Condition Assessments and (d) the Phase I Environmental Site Assessments (each individually an “Inspection Report” and, collectively, the “Inspection Reports”). On the Closing Date, Buyers will provide to Sellers a true and correct copy of each Inspection Report. Any Assumed Matter is hereby deemed accepted by Buyers, and Buyers waive any Claim to indemnification or any other remedy that they may have related thereto.
Section 4.5    Disclosure of Information/No Other Representations or Warranties. Buyers acknowledge that prior to the execution hereof, they or their representatives have been furnished with certain information regarding Sellers and their business (including the Business and the contracts, agreements, commitments and leases to be transferred to and assumed by Buyers hereunder), assets (including the Assets), results of operations and financial condition (including the Assumed Liabilities), and the most recently available information relating to the Preneed Agreements. Buyers acknowledge that, except as expressly set forth in this Agreement, neither Sellers nor any of their Affiliates, managers, officers, employees, agents or representatives have made, or shall be deemed to have made, and neither Sellers nor any of their Affiliates, managers, officers, employees, agents or representatives are liable for, or bound in any manner by, any representation or warranty as to Buyers’ or Sellers’ respective businesses, assets, results of operations or financial condition of the Business, Assets, Assumed Liabilities, Preneed Trust Funds, or contracts and agreements to be transferred to and assumed by Buyers hereunder. Moreover, Buyers acknowledge that they have not relied on any representation or warranty that is not expressly set forth in this Agreement.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Pending Closing. From the date of this Agreement until the Closing, except as otherwise provided for in this Agreement or consented to in writing by Buyers, Sellers shall (i) conduct the Business in the ordinary course of business, (ii) maintain and preserve intact the current operations of the Business and the rights, goodwill and relationships of its employees, customers, suppliers, regulators, and others having relationships with the Business, (iii) preserve and maintain all Permits and licenses required for the conduct of the Business as currently conducted or for the ownership and use of the Assets, and (iv) maintain, operate and repair the Real Property in accordance with industry standard practices and maintain any and all insurance policies with respect to the Real Property. Without limiting the foregoing, except as consented to in writing by Buyers (such consent not to be unreasonably withheld), Sellers covenant that:

(a)    Sellers shall not (i) terminate, amend in any material respect or grant a waiver of any material term of, or give any material consent with respect to any Material Contract, (ii) enter into a contract after the date of this Agreement that would be a Material Contract if entered into prior to the date of this Agreement, (iii) enter into any Material Contract that would be breached by, require the consent of any third party in order to continue in full force following, or require payment to be made by any Seller in connection with this Agreement or any Ancillary Agreement or (iv) release (except by assigning to Buyers at the Closing) any Person from any confidentiality, noncompetition, non-solicitation or similar contract;
(b)    Sellers shall not (and shall cause their Affiliates not to) (i) increase the compensation or benefits payable or to become payable to any Business Employee (except for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice or required by Law or a contract in existence on the date of this Agreement), (ii) transfer or terminate the employment or engagement of any Business Employee except for “cause” consistent with past practice, (iii) hire or engage any individual who would be a Business Employee, except in the ordinary course of business or (iv) enter into or become obligated under any collective bargaining agreement, other labor contract or individual agreement (including any employment, consulting, bonus, retention, change of control or severance agreement) with or applicable to any Business Employee;
(c)    Except with respect to trade payables of Sellers or in the ordinary course of business, Sellers shall not create any indebtedness for borrowed money, or capitalized lease obligations relating to the Business;
(d)    Sellers shall not, except for Permitted Encumbrances, permit, allow or suffer to be encumbered, any of the Assets;
(e)    Except for the sale of merchandise inventory in the ordinary course of business or as provided for in Section 5.5, Sellers shall not sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Assets;
(f)    Sellers shall not settle, cancel, compromise, waive or release any Claim (or series of related rights or Claims) relating to the Business;
(g)    Sellers shall not adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than the transactions contemplated by this Agreement; and
(h)    Sellers shall not take or agree to take any of the actions described above or any other actions that would reasonably be expected to impede or delay the ability of the Parties to satisfy any of the conditions to the Closing set forth in this Agreement in any material respect.
Section 5.2    Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transactions contemplated by this Agreement, including cooperating with the other Parties to this Agreement.

Section 5.3    Further Assurances.
(a)    Each Party agrees to execute and deliver such instruments, and take such other actions, as may reasonably be required following the Closing in order to (i) establish the applicability of any exemption from Tax to the sale of the Assets, (ii) carry out the terms of this Agreement and the other documents contemplated hereby or (iii) consummate the transactions contemplated by this Agreement; provided, however, that no such instrument or action shall increase such Party’s liability or decrease its rights under this Agreement.
(b)    If, following the Closing, any Party discovers that one or more of the Assets or Assumed Liabilities was not transferred to, or assumed by, as the case may be, Buyers hereunder, the Parties agree to use their commercially reasonable efforts to cause such Assets to be transferred to Buyers or Assumed Liability to be assumed by Buyers, as the case may be, pursuant to the terms of this Agreement.
Section 5.4    Buyers’ Trustee and Trust Funds.
(a)    Prior to Closing, Buyers shall secure all licenses, permits and other governmental authorizations and approvals required by (i) the State of Louisiana as a prerequisite to Carriage Louisiana and (ii) the State of Virginia as a prerequisite to Carriage Virginia, in each case in order to sell Preneed Agreements or accept funds paid by customers toward Preneed Agreements with the Business in Louisiana and Virginia, respectively.
(b)     Buyers shall, prior to Closing, select and designate a trustee or trustees (“Buyers’ Trustee”) that is qualified under applicable state Law to receive all Preneed Trust Funds and/or Endowment Care Funds.
(c)    In the event that (i) the Preneed Trust Funds and/or Endowment Care Funds in the Trust Accounts are commingled with other trust funds of Sellers or their Affiliates and/or (ii) the Preneed Trust Funds and/or Endowment Care Funds relating to the Business are held pursuant to a trust agreement that also governs trust funds that do not relate to the Business, then Sellers may, between the date of this Agreement and the Closing, segregate the funds in the Trust Accounts into separate trust accounts and under separate trust agreements. Notwithstanding anything contained herein to the contrary, Buyers acknowledge that in the event that the Preneed Trust Funds and/or Endowment Care Funds in the Trust Accounts are commingled with other trust funds of Sellers, Sellers are only conveying to Buyers, as a part of the Assets, that portion of any commingled trust funds consisting of the Preneed Trust Funds and Endowment Care Funds attributable to the Business.
(d)    At Closing, Sellers will transfer to Buyers’ Trustee, in cash (i) all of the SCI Business Preneed Trust Funds, except for those SCI Business Preneed Trust Funds related to pending withdrawals and any other reconciling items, which Sellers will retain provided that Sellers has submitted documentation of the same to Buyer and (ii) all of the SCI Business Endowment Care Funds, except for any pending income withdrawals.
(e)    As soon as practicable after Closing, but no later than thirty (30) days from the Closing Date, Sellers will transfer the Buyers’ Trustee (i) the Trust Account of or assets contained in the Stewart Business Preneed Trust Funds and (ii) the assets contained in the Stewart Business Endowment Care Funds to a trust account designated by Buyers.
(f)    Buyers shall take all steps necessary to ensure that on the Closing Date, Buyers’ Trustee is prepared to accept all Preneed Trust Funds and/or Endowment Care Funds. Any and all monies received by Sellers which are required to eventually be deposited pursuant to applicable Law as Preneed Trust Funds and/or Endowment Care Funds, together with all receivables received by Sellers after Closing, shall be promptly remitted by Sellers to Buyers in the ordinary course of business.
Section 5.5    Adjustments to Trusts. At any time prior to the transfer of the Preneed Trust Funds and/or Endowment Care Funds pursuant to Section 5.4, Sellers may, in their sole discretion, make the following adjustments:
(a)    Withdraw from the Trust Accounts any and all amounts by which the funds held in each Trust Account exceed the amount required to be held in each such trust by applicable law (the “Overfunded Amount”). In the event that withdrawal of an Overfunded Amount requires the consent of a governmental entity or other third party consent that has not been obtained prior to Closing, Sellers may require Buyers to allow Sellers to withdraw and pay to Sellers, in cash, an amount equal to the Overfunded Amount promptly after the required consent is obtained. Sellers shall not make any removal of funds from the Trust Accounts that is prohibited by applicable Law;
(b)    Consistent with the ordinary course of business as to each Trust Account, deposit funds for newly sold Preneed Agreements or collected receivables relating to Preneed Agreements required to be deposited by applicable Law, and make withdrawals from Trust Accounts as Preneed Agreements are serviced, canceled or otherwise terminated; and
(c)    Deposit to the Trust Accounts any amount by which the aggregate funds held in those trust funds is less than the amount required to be held in each such trust by applicable Law.
Section 5.6    Post Closing Trust Fund Distributions. The Parties agree that if upon transfer of the Preneed Trust Funds and/or Endowment Care Funds to Buyers’ Trustee pursuant to Section 5.4 above, Buyers receive an Overfunded Amount, Buyers will use commercially reasonable efforts to obtain for Sellers such Overfunded Amount, including, but not limited to, (i) allowing Sellers reasonable access to the books and records of the Business and the preparation and execution by Buyers of any forms, reports or similar documentation necessary or appropriate for such purpose, and (ii) withdrawing from the Trust Accounts and paying to Sellers, in cash, an amount equal to the Overfunded Amount; provided however, Buyers shall not be required to withdraw any funds from the Trust Accounts to the extent that such withdrawal is prohibited by applicable Law.
Section 5.7    Post Closing Access and Cooperation.
(a)    Following Closing, (i) Buyers agree that they shall preserve and keep in Buyers’ possession for a period of at least seven (7) years from the Closing Date all books and records of the Business relating to the to the periods prior to the Closing Date and (ii) Sellers agree that they shall preserve and keep in Sellers’ possession for at least seven (7) years from the Closing Date all books and records of the Business set forth on Section 1.2 (including all tax records) (collectively, the “Documents”). The Parties agree that the other Parties may retain a copy of each Document. From and after the Closing Date and during such seven (7) year period, in connection with the resolution of any pending litigation, regulatory matter or consumer complaint, each Party shall provide to the other Parties and their authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Documents, including access in electronic form to the extent provided at Closing by a Party to the other Parties in such form and the right to make copies at the requesting Party’s expense.
(b)    Following Closing, the Parties agree to provide reasonable cooperation to each other Party in connection with the resolution of any pending litigation, regulatory matter or consumer complaint, in each case related to the operation of the Business prior to the Effective Time and to the extent the other Parties are not a party to such litigation (“Post Closing Matters”), which cooperation shall include, but is not limited to, providing (i) reasonable consultation to assist in resolving any such Post Closing Matter and (ii) each other Parties and their authorized representatives reasonable access, during regular business hours and upon reasonable advance notice to (A) the facilities, (B) the Documents for the purpose of review and photocopy at the requesting Party’s expense and (C) Business personnel for the purpose of interview and/or consultation in advance of deposition solely related to such Post Closing Matter. Each Party shall be entitled to reimbursement for their actual out-of-pocket costs associated with providing assistance to the other Parties in accordance with this Agreement.
Section 5.8    Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Sellers and Buyers agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any taxing authority.
Section 5.9    Post Closing Transfers. Promptly after Closing, Buyers shall cause financial responsibility for all utilities, internet services, facsimile numbers, wired telephone numbers and listings, and any other third party services used in the Business (“Third Party Services”) to be transferred to Buyers. In addition, Buyers shall, within a commercially reasonable time, submit to the appropriate governmental agency the vehicle title transfer forms necessary to transfer ownership to Buyers or Buyers’ designee of the Seller owned vehicles listed on Exhibit A to this Agreement. Should financial responsibility for Third Party Services fail to be transferred within thirty (30) days after the Closing Date, Sellers may terminate those Third Party Services without liability of any kind to Buyers.
Section 5.10    Accounts Receivable. The Parties anticipate that subsequent to Closing, Buyers may receive payments of accounts receivable related to Preneed Agreements that have matured and have been serviced by the Business prior to the Effective Time that are not included in the Assets. Buyers shall notify Sellers upon receipt of any such payments and shall promptly account for and transmit such payments to Sellers.
Section 5.11    Signage. Buyers agree to remove any signs or other logos used in the operation of the Business containing the Dignity, Dignity Memorial, Service Corporation International, SCI, Alderwoods, or Stewart Enterprises, Inc. names or symbols within a reasonable time after the Closing Date, not to exceed sixty (60) days.
Section 5.12    Supplements and Amendments to Schedules. Between the date of this Agreement and the Closing, Sellers shall have the right to supplement or amend the Schedules with respect to any matter related to events or circumstances arising after the date of this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 6.1(a) and Buyers’ right to terminate this Agreement for Sellers’ failure to satisfy any condition to Closing; provided, however, if the Closing shall occur, then Buyers shall be deemed to have waived any breach by Sellers that would have otherwise occurred as a result of the Closing, provided that such supplement or amendment shall not be deemed to cure any inaccuracy or breach of any representation or warranty by Sellers contained in this Agreement for purposes of a Claim by Buyers for indemnification pursuant to Article VIII, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing. Notwithstanding anything to the contrary set forth in this Section 5.12, Sellers may update Schedule 4, Schedule 7 and Schedule 8 in the ordinary course of business and as set forth in Section 5.5 and no such updates shall constitute Sellers’ failure to satisfy a condition to closing set forth in Section 6.1(b) or give rise to an indemnification Claim by Buyers.
Section 5.13    Public Announcements. Prior to the Closing Date and except as may be required by applicable Law or securities exchange rules, neither Buyers nor Sellers will issue any press release or make any public statement relating to the transactions contemplated by this Agreement, and, after the Closing Date, Buyers and Sellers will consult and agree in writing, such agreement not to be unreasonably withheld, prior to the issuance of any such press release or making of any such public statement.
Section 5.14    No Solicitation. For a period of two (2) calendar years after the Closing Date, neither Sellers nor any of their Affiliates shall solicit to employ or engage any Business Employee, unless such Business Employee is not offered a position with Buyers or one of their Affiliates pursuant to Section 5.15 or unless such Business Employee’s employment has been terminated by Buyers or their Affiliates; provided, however, that Sellers and their Affiliates may, without violating this Section 5.14, (i) hire a Business Employee who responds to a published general solicitation of employment in any newspaper, magazine, trade publication or other media not targeted specifically at Business Employees, and (ii) hire a Business Employee who applies for employment with any Seller or its Affiliate so long as such employee was not solicited by such Seller or its Affiliate in violation of this Section 5.14.

Section 5.15    Employee Matters.
(a)    Prior to the Closing Date, on dates mutually agreed upon by the Parties, Buyers and their Affiliates shall be given the opportunity to: (i) meet personally with and interview each Business Employee outside the presence or hearing of Sellers or any of their Affiliates; and (ii) inspect the personnel files and other documentation relating to each such Business Employee that is within Sellers’ or their Affiliate’s possession, custody or control. Buyers or one of their Affiliates may offer employment to those Business Employees of their choosing, which offers shall be (A) on terms and conditions determined by Buyers or their Affiliates in their sole discretion, (B) subject to and conditioned upon the occurrence of the Closing and such Business Employees’ satisfaction of Buyers’ or their Affiliate’s applicable pre-employment requirements and (C) for employment commencing as of the time immediately following the Closing (or, with respect to any Business Employee to whom Buyers or one of their Affiliates has made an employment offer but who is on a leave of absence on the Closing Date, the time that such individual is eligible to return from such leave and does so return, so long as such date is within ninety (90) days from the Closing Date or any such longer time as may be required by applicable Law). Within five (5) days prior to the Closing Date, Buyers shall inform Sellers of those Business Employees who have accepted such offers and satisfied Buyers’ or their Affiliate’s pre-employment requirements. As used in this Agreement, the term “Continued Employee” means a Business Employee who accepts an employment offer as provided in the preceding provisions of this Section 5.15 and who actually becomes employed by Buyers or one of their Affiliates in accordance with such offer. Neither Sellers nor their Affiliates shall take any action that could reasonably be expected to discourage any Business Employee from accepting an employment offer referenced in this Section 5.15. Sellers shall remove, and cause their Affiliates to remove, any contractual impediments or restrictions with Sellers or their Affiliates that may deter a Business Employee from accepting employment with Buyers or their Affiliates, including, but not limited to, any non-compete or confidentiality agreements or any other agreement that would affect the ability of a Business Employee to be employed by Buyers or their Affiliates, unless such contractual impediment or restriction is contained in an Assumed Contract.
(b)    On or before the date on which a Continued Employee commences active employment with Buyers or their Affiliates, Sellers and their Affiliates shall take all necessary actions, if any, to fully vest as of such date such Continued Employee’s account balances and other benefits under (i) all employee pension benefit plans (as such term is defined in section 3(2) of ERISA), (ii) all plans that provide nonqualified deferred compensation benefits and (iii) all equity-based compensation plans and arrangements.
(c)    Sellers and their Affiliates shall provide continuation coverage (within the meaning of section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage. Sellers and their Affiliates shall take any and all necessary actions to ensure that Buyers and their Affiliates are not required to provide such continuation coverage to any such individual at any time.

(d)    The provisions of this Section 5.15 are solely for the benefit of the Parties and nothing in this Section 5.15, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.
Section 5.16    Return of Excluded Assets. Within a reasonable time after a request by Sellers, Buyers shall, at Sellers’ expense, deliver to Sellers any Excluded Assets in Buyers’ possession.
Section 5.17    Pre-Closing Regulatory Approvals.
(a)    Sellers shall use commercially reasonable efforts to (i) prepare and furnish all necessary applications, information and documentation required to obtain all United States federal, state, local or other regulatory approvals required to complete the transaction contemplated herein (“Regulatory Approvals”), including but not limited to, furnishing all information requested by the FTC pursuant to the Decision and Order, no later than seven (7) days from the date of this Agreement; (ii) take all other actions that may be necessary to demonstrate to the FTC and any other regulatory authority that must provide a Regulatory Approval that Buyers are acceptable purchasers of the Assets and Business, that Buyers will effectively compete using the Assets, and that this Agreement is an acceptable agreement; (iii) obtain all Regulatory Approvals; and (iv) cause the Decision and Order to become final without modification. Buyers shall use commercially reasonable efforts to furnish information reasonably requested by Sellers necessary to obtain all Regulatory Approvals and to assist Sellers in obtaining all Regulatory Approvals; provided, further, however, that nothing in this Agreement obligates Buyers from entering into any stipulation or agreement that would deny Buyers the material benefit of this Agreement.
(b)    Each Party shall have the right to review in advance all information related to Sellers, Buyers, or the Business as applicable, and the transactions contemplated by this Agreement with respect to any filing, submission or response with any Governmental Authority made by the other Party in connection with the transactions contemplated by this Agreement. Prior to the submission by any Party of any filings to be made pursuant to this Section 5.17, each Party shall provide the other Party a draft of each such filing, submission and response and reasonable opportunity to review and comment on each such filing. Buyers and Sellers shall cooperate with each other to, and shall use commercially reasonable efforts to, incorporate the other’s comments into such filings. Notwithstanding the foregoing, neither Buyers nor Sellers shall be obligated to share any information, filing, submission or responses with the other Party if a Governmental Authority objects to the sharing of such information, filings, submission or response.
(c)    Each Party will bear its own costs for the preparation of any filing.
(d)    The Parties shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to adversely affect or delay the approval of any Governmental Authority of any of the filings referred to in Section 5.17.

Section 5.18    Post Closing Regulatory Approvals. Buyers shall secure all regulatory approvals that must be completed post Closing in order that Buyers may properly and legally operate the Business.
Section 5.19    Third Party Consents. Buyers shall make commercially reasonable efforts to assist and cooperate with Sellers in obtaining the third party consents and approvals necessary to consummate the transactions contemplated by this Agreement.
Section 5.20    Decision and Order. Sellers hereby grant to Buyers all of the rights that they is required to grant to Buyers pursuant to the Decision and Order.
Section 5.21    Dignity Memorial/Key Memories Benefits. Sellers shall make available to Buyers the Dignity Memorial and Key Memories benefits listed on Exhibit D to this Agreement, for the prices listed on Exhibit D to this Agreement after the Closing, solely to allow Buyers to service Preneed Agreements written prior to the Closing Date that may include Dignity Memorial or Key Memories products that Buyers may not reasonably obtain or provide on their own. The prices for the items referenced on Exhibit D to this Agreement will increase each year on the anniversary of this Agreement by four percent (4%).
Section 5.22    Bulk Sales. Buyers and Sellers each waive compliance by the other with the applicable provisions of any so-called “bulk sales law,” or similar Law, of any jurisdiction (if and to the extent applicable to the transactions contemplated hereby).
Section 5.23    Confidentiality. All information obtained by Buyers pursuant to this Agreement shall be subject to that certain confidentiality agreement executed by Service Corporation International and Stewart Enterprises, Inc. on behalf of Sellers on November 21, 2013 and Carriage Services, Inc. on behalf of Buyers on November 22, 2013 (the “Confidentiality Agreement”).
Section 5.24    Title to Real Property and Improvements. Upon Closing, Buyers shall be deemed to have accepted all matters affecting the Real Property reflected in the Title Commitment or in any Survey, other than (a) monetary liens or encumbrances affecting the Real Property and Improvements shown on any Title Commitment or Survey or (b) matters shown on any Title Commitment or Survey that are objected to by Buyers and deleted from the final pro form title policy or Survey for the applicable Real Property. Buyers shall have the right, prior to Closing, to object to any exceptions and exclusions from coverage contained in any Title Commitment, and to any matters shown on any such Survey; provided however, that Sellers shall have no obligation to cure any matter or condition reflected on a Title Commitment or Survey other than monetary liens or Encumbrances affecting the Real Property and Improvements or any exceptions or Encumbrances to title which are voluntarily created by Sellers after the date of this Agreement without Buyers’ consent. Sellers hereby agree to reasonably cooperate with Buyers to cause any such exceptions or exclusions, and any such Survey matters, to which Buyers reasonably object to be deleted from the Title Commitment by the Title Company or any such Survey by the applicable surveyor; provided, however, that Buyers need not object to, and Sellers shall in any event cause to be released at or prior to Closing, all monetary liens or Encumbrances affecting the Real Property and Improvements. At Closing, or as soon thereafter as practicable, the Title Company shall issue an extended coverage owner’s title insurance policy

(or policies) to Buyers consistent with a marked Title Commitment or pro forma owner’s title insurance policy (or policies) with costs to be shared equally by Buyer and Seller, as applicable, in either case in form and in amounts acceptable to Buyers (including “same as survey” coverage and such other endorsements as may reasonably be requested by Buyers), insuring Buyers’ fee simple title to the Owned Real Property, subject only to the standard exceptions and exclusions from coverage contained in such policy or policies and the Permitted Encumbrances applicable to the Owned Real Property (individually and collectively, the “Title Policy”).
Section 5.25    Access to Books and Records. Sellers will provide to Buyers access to all books and records of the Business and will afford reasonable access to the Hold Separate Trustee and Hold Separate Managers.
Section 5.26    Wrongful Burial Resolution. Buyers recognize that issues/problems may arise that relate to the term of Sellers’ ownership of the Garden of Memories Cemetery and that result from garden mapping, pinning, surveying and layout, installation of lawn crypts or vaults, burial practices the size of burial spaces, burials that were misplaced, improperly recorded or that cannot otherwise be properly accounted for (“Burial Issues”). With respect to Burial Issues discovered after the date of this Agreement, without waiving any Claim to indemnification or any other remedy pursuant to this Agreement, Buyers agree to use commercially reasonable efforts consistent with current cemetery standards and practices, including utilization of Buyers’ employees, equipment, merchandise and other available lands within the Garden of Memories Cemetery, at Buyers’ sole cost, to resolve promptly such Burial Issues and to mitigate any third party claims by customers of the cemeteries and their families. Notwithstanding the foregoing, in the event Buyers’ actual out of pocket costs associated with resolving any individual Burial Issue exceeds $25,000, Sellers shall be solely responsible for any of Buyers’ actual out-of-pocket costs in excess of $25,000 with respect to any such individual Burial Issue that also constitutes a Retained Liability. For purposes of this Section 5.26, Buyers’ actual out of pocket costs shall include the following costs: Buyers’ (a) actual cost of third party merchandise or services, (b) actual labor cost for service provided and (c) cost of goods sold for cemetery property.
Section 5.27    Ratification and Consent. Buyers and Sellers agree to cooperate and use commercially reasonable efforts to obtain an Act of Ratification and Consent, in a form mutually agreed by the Parties, from the appropriate successor to the Louisiana & Arkansas Railway Company, whereby such successor shall (i) ratify the Garden of Memories License Agreement and (ii) consent to the Garden of Memories License Assignment.
ARTICLE VI
CONDITIONS TO RESPECTIVE OBLIGATIONS OF BUYERS AND SELLERS
The respective obligations of Buyers and Sellers under this Agreement are subject to the following conditions:
Section 6.1    Representations and Warranties True When Made and At Closing.
(a)    Solely with respect to Sellers’ obligations to close this Agreement, all of the representations and warranties of Buyers qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this

Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).
(b)    Solely with respect to Buyers’ obligations to close this Agreement,
(i)    the representations and warranties of Sellers contained in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(e) and Section 3.2 qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and
(ii)    each of the other representations and warranties of Sellers shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “material” or “materially”) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), except in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect on either (A) the New Orleans Business or (ii) the S.E. FH Virginia Business, as applicable, in each case taken as a whole.
Section 6.2    Regulatory and Third Party Approvals. At or prior to Closing, all Regulatory Approvals and material third party consents required to complete the transactions contemplated herein shall have been obtained.
Section 6.3    Performance of Obligations.
(a)    Solely with respect to Sellers’ obligations to close this Agreement, the performance of the obligations and covenants of Buyers that are required to be discharged prior to or on the Closing Date shall be discharged in all material respects prior to or on the Closing Date.
(b)    Solely with respect to Buyers’ obligations to close this Agreement, the performance of the obligations and covenants of Sellers that are required to be discharged prior to or on the Closing Date shall be discharged in all material respects prior to or on the Closing Date.
(c)    Solely with respect to Buyers’ obligation to close this Agreement, there shall not have been or occurred any event, change, or occurrence or circumstance that has had or could reasonably be expected to have a material adverse effect on the Business since January 1, 2014.

Section 6.4    No Order. No Order shall prohibit the consummation of the transactions contemplated under this Agreement.
Section 6.5    Delivery of Signed Documents.
(a)    Solely with respect to Sellers’ obligations to close this Agreement, this Agreement, each Ancillary Agreement, the Inspection Reports and all other agreements, certificates and other instruments of transfer, conveyance and assignment deemed necessary pursuant to Section 2.2 shall have been executed (and notarized, if applicable) by Buyers and delivered to Sellers.
(b)    Solely with respect to Buyers’ obligations to close this Agreement, this Agreement, each Ancillary Agreement and all other agreements, certificates and other instruments of transfer, conveyance and assignment deemed necessary pursuant to Section 2.2 shall have been executed (and notarized, if applicable) by Sellers and delivered to Buyers.
Section 6.6    Delivery of Purchase Price. Solely with respect to Sellers’ obligations to close this Agreement, the Purchase Price shall have been paid by Buyers in accordance with Section 1.3 via wire transfer of immediately available funds to an account designated by Sellers.
Section 6.7    Title Policy. The Title Company is unconditionally committed (upon payment of the applicable premium) to issue the Title Policy.
ARTICLE VII
TERMINATION
Section 7.1    Termination of Agreement. The Parties may terminate this Agreement only as provided below:
(a)    Mutual Consent. Buyers and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)    Termination by Sellers. Sellers may terminate this Agreement prior to Closing (c) if at any time Buyers are in material breach of any of their representations, warranties, covenants or obligations under this Agreement, which breach cannot be or has not been cured within thirty (30) calendar days after Sellers have given written notice of such material breach to Buyers; (d) if the FTC staff advises the Parties in writing that Buyers are not acceptable purchasers of the Assets; or (e) if for any other reason, the Closing shall not have occurred on or before ninety (90) days from the date of this Agreement (the “Outside Date”) unless (A) such failure shall be due to the failure of Sellers to perform or comply with any of the their covenants, agreements or conditions in this Agreement to be performed or complied with by it prior to the Closing and (B) Buyers have elected to extend the Outside Date pursuant to Section 7.1(c)(iv); provided, however, that if the Closing has not occurred on or before the Outside Date because the Regulatory Approvals required by Section 6.2 are not yet obtained, Seller may, upon notice to Buyers, extend the Outside Date by thirty (30) days.
(c)    Termination by Buyers. Buyers may terminate this Agreement prior to Closing (g) if at any time Sellers are in breach of any of their representations, warranties,

covenants or obligations under this Agreement, which breach (A) has a Material Adverse Effect on either (x) the New Orleans Business or (y) the S.E. FH Virginia Business, as applicable, in each case taken as a whole and (B) cannot be or has not been cured within thirty (30) calendar days after Buyers have given written notice of such breach to Sellers; (h) if the FTC staff advises the parties in writing that Buyers are not acceptable purchasers of the Assets; (i) if the Decision and Order is modified by the FTC or FTC staff in a manner that would have a material adverse effect on Buyers benefits of this Agreement; or (j) if for any other reason, the Closing shall not have occurred on or before the Outside Date unless (A) such failure shall be due to the failure of Buyers to perform or comply with any of the their covenants, agreements or conditions in this Agreement to be performed or complied with by it prior to the Closing and (B) Sellers have elected to extend the Outside Date pursuant to Section 7.1(b)(iii); provided, however, that if the Closing has not occurred on or before the Outside Date because the Regulatory Approvals required by Section 6.2 are not yet obtained, Buyers may, upon notice to Sellers, extend the Outside Date by thirty (30) days.
(d)    Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1(a) through (c) above, this Agreement shall forthwith become void and have no effect, except that Section 5.23, Section 8.6, and Article IX hereof shall survive such termination.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
Section 8.1    Nature of Representations. For purposes of this Agreement, the contents of all Exhibits, certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations and warranties made in this Agreement, constitute representations and warranties made in this Agreement by Sellers or Buyers, as the case may be.
Section 8.2    Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and obligations of the Parties made in this Agreement shall survive Closing, as follows:
(a)    The representations and warranties set out in Section 3.1, Section 3.3, Section 3.5, Section 3.7, Section 3.14, Section 3.16 and Section 4.1, for a period equal to the applicable statute of limitations plus sixty (60) days;
(b)    All other representations and warranties made in this Agreement, for a period of eighteen (18) months following Closing;
(c)    All covenants, agreements and obligations made in this Agreement, which by their terms are required to be performed at or prior to Closing, for a period of eighteen (18) months following Closing and all other covenants, agreements and obligations made in this Agreement, for a period equal to the statute of limitations pertaining to written agreements in the State of Texas plus (60) sixty days, unless otherwise specified herein;
(d)    Buyers’ assumption of Assumed Liabilities set forth in Section 1.4, without limitation; and

(e)    Sellers’ retention of Retained Liabilities set forth in Section 1.5, without limitation.
The Parties intend to modify the statute of limitations and agree that no Claims may be brought against Sellers or Buyers based upon, directly or indirectly, any of the representations or warranties contained in Articles III and IV of this Agreement after the applicable survival period or, except as provided in Section 7.1(d), any termination of this Agreement.
Section 8.3    Indemnification by Sellers.
(a)    Sellers agree to indemnify and hold Buyers, their Affiliates, and their respective officers, directors, employees, managers, successors and assigns harmless from all Losses suffered or paid as a result of or arising out of:
(i)    any breach or default in the performance by Sellers of any covenant or agreement of Sellers contained in this Agreement or any related document executed pursuant hereto;
(ii)    any breach of warranty or inaccurate or erroneous representation made by Sellers herein, unless, to Buyers’ Knowledge, except with respect to Section 3.6(g), Section 3.6(h) and Section 3.10, such breach of warranty or inaccurate or erroneous representation existed prior to date of this Agreement; and
(iii)    any Excluded Asset or Retained Liability.
(b)    Sellers shall reimburse Buyers for any Losses directly arising from an event or circumstance to which the foregoing indemnities relate; provided, however, that Buyers acknowledge that the afore-described indemnification responsibilities of Sellers in Section 8.3(a)(ii) shall be, notwithstanding the prior terms hereof, limited as follows:
(i)    Buyers will not be entitled to indemnification hereunder, except to the extent that such Losses exceed the amount of insurance recovered by Buyers with respect to such Losses, which Buyers agree to use commercially reasonable efforts to recover. The amount of any Losses subject to indemnification hereunder shall be calculated net of any insurance recovered by Buyers or their Affiliates with respect to such Losses;
(ii)    Buyers shall have no Claim for indemnification hereunder until the aggregate amount of all Losses, damages and expenses incurred, which would otherwise be subject to indemnification hereunder, exceeds $420,000, and then only to the extent of such excess, but in no event shall the aggregate amount of all Losses subject to indemnification under this Section 8.3 exceed $14,000,000; provided, however, that Sellers’ liability for any Losses will not be limited as set forth in this Section 8.3(b)(ii) if such Loss relates to a breach of any representation or warranty contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5 Section 3.7 or Section 3.16; and
(iii)    Buyers shall have no Claim for indemnification hereunder solely to the extent that any Losses have been incurred as a result of Buyers’ failure to mitigate any such Losses.

Section 8.4    Indemnification by Buyers.
(a)    Buyers agree to indemnify and hold Sellers, their Affiliates, and their respective officers, directors, employees, managers, successors and assigns harmless from all Losses suffered or paid as a result of or arising out of:
(i)    any breach or default in the performance by Buyers of any covenant or agreement of Buyers contained in this Agreement or any related document executed pursuant hereto;
(ii)    any breach of warranty or inaccurate or erroneous representation made by Buyers; and
(iii)    the failure of Buyers to fully pay and discharge as and when same are due the Assumed Liabilities.
(b)    Buyers shall reimburse Sellers an amount satisfactory to compensate Sellers for any Losses directly arising from an event or circumstance to which the foregoing indemnities relate; provided, however, that Sellers acknowledge that the afore-described indemnification responsibilities of Sellers in Section 8.4(a)(ii) shall be, notwithstanding the prior terms hereof, limited as follows:
(i)    Sellers will not be entitled to indemnification hereunder, except to the extent that such Losses exceed the amount of insurance recovered by Sellers with respect to such Losses, which Sellers agree to use commercially reasonable efforts to recover. The amount of any Losses subject to indemnification hereunder shall be calculated net of any insurance recovered by Sellers or their Affiliates with respect to such Losses;
(ii)    Sellers shall have no Claim for indemnification hereunder until the aggregate amount of all Losses, damages and expenses incurred, which would otherwise be subject to indemnification hereunder, exceeds $420,000, and then only to the extent of such excess, but in no event shall the aggregate amount of all Losses subject to indemnification under this Section 8.4 exceed $14,000,000; provided, however, that Buyers’ liability for any Loss will not be limited as set forth in this Section 8.4(b)(ii) if such Buyer Indemnified Liability relates to a breach of any representation or warranty contained in Section 4.1, Section 4.2 or Section 4.3.
(iii)    Sellers shall have no Claim for indemnification hereunder to the extent that any Losses have been incurred as a result of Sellers’ failure to mitigate any such Losses.
Section 8.5    Assertion of Claims. No Claim shall be brought by any Indemnitee (as defined below) against any Indemnitor (as defined below) under this Article VIII, and no Indemnitee shall be entitled to receive any payment with respect thereto, unless the Indemnitee gives the Indemnitor written notice of the existence of any such Claim prior to the expiration of the applicable time period set forth in Section 8.2 above. Such notice must specify in reasonable detail the nature and dollar value of the alleged breach and must be accompanied by reasonable documentation describing and supporting such Claim. If the Indemnitee and Indemnitor fail to reach a mutually acceptable resolution of such Claim within thirty (30) days after the giving of such notice, the Indemnitee shall have the right to commence legal proceedings for the enforcement of their rights pursuant to Section 8.6 hereof.
No Party shall be entitled to recover Losses in respect of any Claim for indemnification or otherwise obtain reimbursement or restitution more than once with respect to any such Claim hereunder.
Section 8.6    Dispute Resolution.
(a)    Any and all disputes among the Parties to this Agreement (defined for the purpose of this provision to include their principals, agents and/or Affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Houston, Texas, by a single arbitrator selected by the Parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed or affiliated with any of the Parties. If the Parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, any Party may apply to the American Arbitration Association to make the appointment.
(b)    The Parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).
(c)    The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of Law determined under the Laws of the State of Texas, unless otherwise expressly provided for herein, without regard to its principles of conflicts of Laws. The arbitrator shall promptly hear and determine (after giving the Parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within a reasonable period after the appointment of the arbitrator.
(d)    The Parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.
(e)    Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the Party against which enforcement of the award is being sought, and the Parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The arbitrator shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator deems just and equitable under the circumstances.
(f)    The Parties agree that the provisions of this Section 8.6 shall not be construed to prohibit any Party from obtaining, in the proper case, specific performance or injunctive relief with respect to the enforcement of any covenant or agreement of another Party to this Agreement.

(g)    The FTC shall not be bound by any arbitration decision pursuant to this Section 8.6.
Section 8.7    Defense of Claims.
(a)    If any Claim or action by a third party arises after the Closing Date (a “Third Party Claim”) for which an Indemnitor is or may be liable under the terms of this Agreement, then the Indemnitee shall notify the Indemnitor within thirty (30) days after such Claim or action arises and is known to the Indemnitee and shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such Claim or action; and (iv) to employ counsel to contest any such Claim or action in the name of the Indemnitee or otherwise. If the Indemnitor wishes to assume the defense of such Claim or action, it shall give written notice to the Indemnitee and within fifteen (15) days thereafter, Indemnitee shall permit, and Indemnitor shall thereafter assume, the defense of any such Claim or liability, through counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee may participate in such defense at its own expense. The failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VIII, except to the extent that the cost of providing indemnification for such Loss is actually prejudiced by the failure to give such notice.
(b)    If the Indemnitor shall not assume the defense of any such Claim or action, the Indemnitee may defend against any such Claim or action in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense). If no settlement of such Claim or action is made, the Indemnitor shall satisfy any judgment rendered with respect to such Claim or in such action, before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, including attorneys’ fees and costs reasonably and necessarily incurred by the Indemnitee in the defense of such Claim or action.
(c)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, without the prior written consent of the Indemnitee, except as provided in this Section 8.7(c), the Indemnitor may not settle any Third Party Claim unless (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) any such settlement or compromise includes as an unconditional term the full and unconditional release by the claimant or plaintiff to the Indemnified Party from all liability in respect of such Third Party Claim.
Section 8.8    LIMITATION OF DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTIES FOR ANY SPECIAL OR PUNITIVE DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEPT TO THE EXTENT ACTUALLY PAID TO A THIRD PERSON PURSUANT TO A FINAL, NON-APPEALABLE AWARD, DECREE OR SETTLEMENT IN ANY THIRD PARTY CLAIM.
Section 8.9    Cooperation. The Parties shall cooperate fully with each other to maximize the availability of insurance coverage under the policies maintained by Sellers immediately preceding the Closing Date for Claims or actions by third parties, which may be subject to indemnification pursuant to Section 8.3 and Section 8.4. If the insurance carrier for such policies agrees to defend such Claim, such defense shall be tendered to such insurance carrier, and the rights of the Parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.
Section 8.10    Calculation, Timing Manner and Characterization of Indemnification Payments.
(a)    Payments of all amounts owing by an Indemnitor as a result of a Third Party Claim shall be made as and when Losses with respect thereto are actually incurred by the Indemnitee and within five (5) business days after the Indemnitee makes demand therefor to the Indemnitor. Payments of all amounts owing by an Indemnitee other than as a result of a Third Party Claim shall be made within five (5) business days after the later of (i) the date the Indemnitee is deemed liable therefor pursuant to this Article VIII or (ii) if disputed, the date of the adjudication of the Indemnitee’s liability to the Indemnitor under this Agreement.
(b)    Any indemnity payments made under this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
Section 8.11    Definitions.
(a)    In the case of a Claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean Buyers, their Affiliates, and their respective officers, directors, employees, successors or assigns, and in the case of a Claim of indemnification brought pursuant to Section 8.4, it shall mean Sellers, their Affiliates, and their respective officers, directors, employees, successors or assigns.
(b)    In the case of a Claim of indemnification brought pursuant to Section 8.3, “Indemnitor” shall mean Sellers, and in the case of a Claim of indemnification brought pursuant to Section 8.4, it shall mean Buyers.
Section 8.12    Exclusive Remedies. From and after Closing, a Party’s right to indemnification under this Article VIII with respect to any Losses shall be their sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby, and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto. Without limiting the generality of the foregoing, each Party irrevocably waives to the fullest extent permitted by Law any Claim or cause of action that it might otherwise assert including, without limitation, any right to rescission, under the common law or federal or state securities, trade regulations or other Laws, by reason of this Agreement or the transactions contemplated hereby, except for Claims and causes of action brought for indemnification pursuant to this Article VIII.
THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR

ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL LIMIT A PARTY’S LIABILITY UNDER APPLICABLE LAW BASED ON FRAUD, INTENTIONAL MISREPRESENTATION OR CRIMINAL CONDUCT.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Notices. All notices provided for hereunder shall be in writing and shall be deemed to be given:
(a)    when delivered to the individual, or to an officer of the company, to which the notice is directed;
(b)    three (3) days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or
(c)    when delivered by a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Notices shall be directed as follows:
(i)    if to Sellers, to:
President
SCI Funeral Services, LLC
1929 Allen Parkway
Houston, Texas 77019
with a copy to:
General Counsel
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

(ii)    if to Buyers, to:
Carriage Funeral Holdings, Inc.
3040 Post Oak Blvd., Suite 300
Houston, Texas 77056
Attention: Legal Department
with a copy to:
Vinson & Elkins, L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attn: Kevin P. Lewis
Facsimile No: (713) 615-5967
or at such other place or places or to such other Person or Persons as shall be designated by like notice by any Party.
Section 9.2    Expenses. Except as otherwise expressly provided for in this Agreement, each Party shall pay its own expenses, including, without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the preparation and carrying out of this Agreement. Except as provided for in Section 1.5(k), Sellers and/or Buyers shall pay any fees imposed on the Closing of this transaction, consistent with the customary practices in the state where the Business is located.
Section 9.3    Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. In the event Buyers transfer the Business or a majority of the assets relating to the Business to any person or entity after Closing, Buyers shall require as a condition to such transfer that the transferee agree to perform any obligations remaining to be performed under this Agreement as if such transferee were a Party to this Agreement.
Section 9.4    Entire Agreement; Amendment.
(a)    This Agreement, together with the other agreements provided for herein, and the Confidentiality Agreement embody the whole agreement of the Parties with respect to the subject matter hereof and thereof. There are no promises, terms, conditions, or obligations with respect to the subject matter hereof other than those expressly contained herein. Except for the terms of the Confidentiality Agreement, all previous negotiations, communications, representations or agreements between the Parties, whether verbal or written, which are not herein contained, are hereby superseded, withdrawn, annulled and of no force or effect.
(b)    This Agreement may not be amended except by an instrument in writing signed on behalf of each Party.

Section 9.5    Captions; Counterparts. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or electronically transmitted signature page shall constitute an original.
Section 9.6    Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Texas, without regard to its principles of conflict of Laws, unless otherwise expressly set forth herein and, subject to Section 8.6 above, any judicial proceedings to enforce the terms of this Agreement shall be brought solely in a court of competent jurisdiction sitting in Harris County, Texas, or the federal courts in the Southern District of the State of Texas. By entering into this Agreement, the Parties specifically waive all right to a jury trial, as well as objections and defenses based on lack of personal jurisdiction, improper venue, and forum non conveniens.
Section 9.7    Severability. In case any term, phrase, clause, paragraph, restriction, covenant or agreement herein contained shall be held to be invalid or unenforceable, the same shall be deemed and it is hereby agreed that the same are meant to be severable and shall not defeat or impair the validity, legality or enforceability of the remaining provisions hereof.
Section 9.8    Modifications. The Parties shall not modify the terms of this Agreement (or any other related agreement that requires prior approval by the FTC) without the prior approval of the FTC, except as otherwise provided in Rule 2.41(f)(5) of the FTC’s Rules of Practice and Procedure, 16 C.F.R. S. 2.41(f)(5).
Section 9.9    Sellers Affirmation. Sellers affirm that this Agreement, upon approval by the FTC, shall constitute a “Divestiture Agreement” referenced in the FTC’s Decision and Order, Docket No. 4423. Sellers’ failure to comply with the terms of this Agreement and any related agreements (that require prior approval by the FTC) shall constitute a failure to comply with the Decision and Order.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Asset Sale Agreement to be effective on the date first above written.

BUYERS:	SELLERS:

CARRIAGE SERVICES OF LOUISIANA, INC.	SCI LOUISIANA FUNERAL SERVICES, INC.

By: /s/ Melvin C. Payne	By: /s/ Curtis G. Briggs
Name: Melvin C. Payne	Name: Curtis G. Briggs
Title: President & Chief Executive Officer	Title: Vice President

CARRIAGE FUNERAL HOLDINGS, INC.	S.E. FUNERAL HOMES OF LOUISIANA, LLC

By: /s/ Melvin C. Payne	By: /s/ Curtis G. Briggs
Name: Melvin C. Payne	Name: Curtis G. Briggs
Title: President & Chief Executive Officer	Title: Vice President

S.E. FUNERAL HOMES OF VIRGINIA, LLC

By: /s/ Curtis G. Briggs
Name: Curtis G. Briggs
Title: Vice President

Signature Page

ANNEX A
Definitions
“Affiliate” means any individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization including, without limitation, a governmental agency (collectively, a “Person”) that is directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with another Person.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Ancillary Agreements” means the SCI Bill of Sale and Assignment and Assumption Agreement, SE LA Bill of Sale and Assignment and Assumption Agreement, SE VA Bill of Sale and Assignment and Assumption Agreement, the Deeds, the Greenwood Lease Assignment, the Everly-Wheatley Lease Assignment, the Garden of Memories License Assignment, the Garden of Memories Lease Assignment, the Schoen Lease Assignment, the Everly License Agreement, the Guaranty Agreement, the Data Conversion Agreement and any other documents contemplated hereby or executed in connection herewith.
“Assets” has the meaning set forth in Section 1.1.
“Assumed Contracts” has the meaning set forth in Section 1.1(a).
“Assumed Liabilities” has the meaning set forth in Section 1.4.
“Assumed Matter” has the meaning set forth in Section 1.4(e).
“Burial Issues” has the meaning set forth in Section 5.26.
“Business” has the meaning set forth in the recitals of this Agreement.
“Business Employee” has the meaning set forth in Section 3.6(f).
“Buyers” has the meaning set forth in the first paragraph of this Agreement.
“Buyers’ Trustee” has the meaning set forth in Section 5.4(a).
“Carriage Louisiana” has the meaning set forth in the first paragraph of this Agreement.
“Carriage Virginia” has the meaning set forth in the first paragraph of this Agreement.
“Claim” means any and all claims, causes of action, charges, grievances, rights, remedies, suits, proceedings, demands, judgments, at law or in equity, of whatever kind or nature, known or unknown, suspected, claimed, accrued or unaccrued, choate or inchoate, past or future, existing or hereafter arising, whether liquidated or unliquidated, and whether sounding in contract, tort, or otherwise predicated on operative fact, occurring on or before the date of execution of this Agreement.
“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 5.23.
“Continued Employee” has the meaning set forth in Section 5.15(a).
“Data Conversion Agreement” has the meaning set forth in Section 2.2(a)(vi).
“Decision and Order” shall mean the Decision and Order issued in final by the FTC in the FTC Matter and the Order to Hold Separate and Maintain Assets issued by the FTC in the FTC Matter.
“Deed” has the meaning set forth in Section 2.2(a)(ii).
“Documents” has the meaning set forth in Section 5.7(a).
“Encumbrance” means any of the following, whether fixed or contingent: mechanics/materialman’s or similar lien, whether statutory or otherwise, lien of any other kind, charge of any kind, Claim, community property interest, condition, equitable interest, hypothecation, easement, judgment, right of way, encroachment, Tax lien, mortgage, deed of trust, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Endowment Care Funds” has the meaning set forth in Section 1.1(h).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is a member of a group described in section 414(b), (c), (m) or (o) of the Code or section 4001(b)(1) of ERISA that includes Sellers, or that is a member of the same “controlled group” as Sellers pursuant to section 4001(a)(14) of ERISA.
“Everly License Agreement” has the meaning set forth in Section 2.2(a)(iv).
“Everly-Wheatley Lease Assignment” has the meaning set forth in Section 2.2(a)(iii)(C).
“Excluded Assets” has the meaning set forth in Section 1.2.
“FTC” means the Federal Trade Commission.
“FTC Matter” shall mean In re: Service Corporation International and Stewart Enterprises, Inc., FTC File No. 131-0163 and FTC Docket No. C-4423.
“Garden of Memories Lease Assignment” has the meaning set forth in Section 2.2(a)(iii)(C).
“Garden of Memories License Assignment” has the meaning set forth in Section 2.2(a)(iii)(D).

“Guarantor” has the meaning set forth in the recitals of this Agreement.
“Guaranty Agreement” has the meaning set forth in Section 2.2(a)(v).
“Greenwood Lease Assignment” has the meaning set forth in Section 2.2(a)(iii)(A).
“Hold Separate Manager” shall mean any individual or individuals appointed to manage the Business as the Hold Separate Manager (as defined by the Decision and Order) by the FTC in accordance with any Decision and Order.
“Hold Separate Trustee” shall mean any individual or individuals appointed to function as a Hold Separate Trustee (as defined by the Decision and Order) by the FTC in accordance with any Decision and Order.
“Improvements” has the meaning set forth in Section 1.1(a).
“Income Taxes” shall mean all income, capital gains, franchise or similar Taxes.
“Indemnitee” has the meaning set forth in Section 8.11(a).
“Indemnitor” has the meaning set forth in Section 8.11(b).
“Inspection Report(s)” has the meaning set forth in Section 4.44.
“Knowledge of the Sellers” or “Sellers’ Knowledge,” and similar phrases, means the actual knowledge of Steven Kramer, Huey Campbell, Janet S. Key, Susan L. Garrett, Curtis G. Briggs, Michael L. Decell, Aaron Garner Foley, Michael Gene Triesch, Yuliya Alexsandra Lyubkina, Shirley J. Brasseaux, Adrian Robles, Angela Michelle Lacour, Brenda K. Gibbs, Paul S. Hazelgrove and Ralph Destefano.
“Knowledge of Buyers” or “Buyers’ Knowledge,” and similar phrases, means the actual knowledge of Paul Elliot and Dennis Smith obtained from written information received on behalf of Sellers or as disclosed in the Inspection Reports.
“Law” means (a) all federal, state or local laws, treaties, regulations, consents and rules (to the extent having the force of law) of any governmental entity, (b) all orders, decrees, rulings, awards, writs, judgments, statutes, ordinances, codes, rules, regulations, licenses and guidance (including judicial decisions applying common law or interpreting any other Law), or other requirement, standard or procedure enacted, adopted or applied by any governmental entity.
“Leased Real Property” has the meaning set forth in Section 1.1(a).
“Leased Real Property Leases” has the meaning set forth in Section 1.1(a).
“Liabilities” means all indebtedness, obligations and other liabilities of any nature whatsoever, whether direct or indirect, matured or unmatured, absolute, accrued, known or unknown, fixed or otherwise, or whether due or to become due.

“Losses” any debts, liabilities, obligations, losses, including diminution in value, damages, loss of profits, costs and expenses, penalties, interest, fines, amounts paid in settlement and other damages (including without limitation, reasonable legal fees and expenses, court costs, removal costs, remediation costs, settlement costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring), whether actual, consequential or punitive (only to the extent actually paid to a third Person).
“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or could reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the (a) business, results of operations, condition or assets of the Business, (b) the value of the Assets or (c) the ability of Sellers to consummate the transactions contemplated by this Agreement, except to the extent resulting from (i) changes in general local, domestic, foreign or international economic conditions, (ii) changes affecting generally the industries or markets in in which the Business operates, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any changes in applicable laws or accounting rules or principles, including changes in generally accepted accounting principles, (v) any other action required by this Agreement, (vi) the announcement of the transaction contemplated by this Agreement, the Stewart Transaction and/or the Decision and Order; provided, however, that any result, occurrence, fact, change, event or effect, with respect to clauses (i)–(iv) above, shall be taken into account in determining whether a Material Adverse Effect has or could reasonably be expected to occur to the extent such result, occurrence, fact, change, event or effect has a disproportionate effect on the Assets or the Business compared to other death care participants in the markets in which the Business is operated.
“New Orleans Business” means the SCI Louisiana Business and the S.E. FH Louisiana Business.
“Material Contracts” has the meaning set forth in Section 3.6(e).
“Overfunded Amount” has the meaning set forth in Section 5.5(a).
“Owned Real Property” has the meaning set forth in Section 1.1(a).
“Owned Real Property Leases” has the meaning set forth in Section 1.1(a).
“Party” or “Parties” has the meaning set forth in the second paragraph of this Agreement.
“Phase I Environmental Site Assessment” or “Phase I Environmental Site Assessments” means, individually and collectively, all Phase I environmental site assessments received by Buyers from third Persons in relation to the Business as of the date of this Agreement, including but not limited to the following Phase I environmental site assessments prepared by Terracon Consultants, Inc.: (a) Project No. 70147714 Phase I Environmental Site Assessment for the Everly-Wheatly Funeral Home & Crematory dated February 17, 2014; (b) Project No. 70147715 Phase I Environmental Site Assessment for Everly Community Funeral Care dated February 11, 2014; (c) Project No. ET147705-1 Phase I Environmental Site Assessment for the New Orleans Funeral Home Portfolio dated February 17, 2014; (d) Project No. ET147705-3 Phase I Environmental Site Assessment for the Tharp-Sontheimer-Tharp Funeral Home dated February

17, 2014; and (e) Project No. ET1477705-2 Phase I Environmental Site Assessment for the Funeral Home Portfolio – Garden of Memories Cemetery dated February 21, 2014.
“Permits” has the meaning set forth in Section 1.1(k).
“Permitted Encumbrances” shall mean (a) encroachments, protrusions, boundary line discrepancies, easements, covenants, rights-of-way and other encumbrances or restrictions which do not, individually or in the aggregate, materially restrict or interfere with the use of the Real Property as the same is currently being used or that would materially and adversely affect the value of the Real Property, (b) liens, encumbrances or restrictions related to Taxes not yet due or payable or which are being contested in good faith, (c) any matters shown on the Title Commitment, other than (i) exceptions and exclusions from coverage contained in such Title Commitment which are objected to by Buyers and deleted from such Title Commitment by the Title Company, or (ii) monetary liens or encumbrances that must be released at or before Closing, (d) liens, encumbrances or restrictions that are created, suffered or expressly assumed by Buyers, and (e) those matters disclosed on the Schedules to Exhibit A to this Agreement.
“Person” has the meaning set forth in the definition of “Affiliate.”
“Post Closing Matters” has the meaning set forth in Section 5.7(b).
“Preneed Agreements” has the meaning set forth in Section 1.1(e).
“Preneed Trust Funds” has the meaning set forth in Section 1.1(h).
“Property Condition Assessment” or “Property Condition Assessments” means, individually and collectively, all property condition assessments received by Buyers from third Persons in relation to the Business prior to the date of this Agreement, including but not limited to, the following assessments prepared by Terracon Consultants, Inc.: (a) Project No. F8148511 for the Schoen Funeral Home dated February 17, 2014; (b) Project F8148512 for the Garden of Memories Funeral Home dated February 17, 2014; (c) Project No. F8148513 for the Tharp-Sontheimer Funeral Home dated February 17, 2014; (d) Project No. F8148514 for the Greenwood Funeral Home dated February 17, 2014; (e) Project No. F8148515 for the Everly-Wheatley Funeral Home dated February 17, 2014; and (f) Project No. F8148516 for Everly Community Funeral Care dated February 13, 2014.
“Property Taxes” has the meaning set forth in Section 1.6(a).
“Purchase Price” has the meaning set forth in Section 1.3.
“Real Property” has the meaning set forth in Section 1.1(a).
“Real Property Leases” has the meaning set forth in Section 1.1(a).
“Recognized Environmental Condition” has the meaning set forth in ASTM Standard E‑1527‑13.
“Regulatory Approvals” has the meaning set forth in Section 5.17(a).

“Retained Liabilities” has the meaning set forth in Section 1.5.
“Rules” has the meaning set forth in Section 8.6(b).
“Schedules” has the meaning set forth in Section 3.5.
“Schoen Lease Assignment” has the meaning set forth in Section 2.2(a)(iii)(E).
“SCI Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(i)(A).
“SCI Louisiana” has the meaning set forth in the first paragraph of this Agreement.
“SCI Louisiana Business” has the meaning set forth in the recitals of this Agreement.
“S.E. FH Louisiana” has the meaning set forth in the first paragraph of this Agreement.
“S.E. FH Louisiana Business” has the meaning set forth in the recitals of this Agreement.
“S.E. FH Virginia” has the meaning set forth in the first paragraph of this Agreement.
“S.E. FH Virginia Business” has the meaning set forth in the recitals of this Agreement.
“SE LA Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(i)(C).
“SE VA Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(i)(B).
“Sellers” has the meaning set forth in the first paragraph of this Agreement.
“Sellers Taxes” shall mean (a) all Income Taxes imposed by any applicable Laws on Sellers, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) the Property Taxes attributable to any Tax period ending on or before the Closing Date and the Property Taxes allocable to Sellers pursuant to Section 1.6(a), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, (d) the Transfer Taxes allocable to Sellers pursuant to Section 1.6(c), and (e) any and all other Taxes (other than the Taxes described in clauses (a), (b), (c) or (d) of this definition) (i) imposed on the trusts (as independent taxpaying entities) of Sellers or any of their Affiliates with respect to the Preneed Trust Funds and the Endowment Care Funds, (ii) imposed on or with respect to the Business or the ownership or operation of the Assets for any Tax period (or portion thereof) ending on or before the Closing Date or (iii) owed by Sellers and for which Buyers could be liable as successor or transferee or the nonpayment of which could result in an Encumbrance on any of the Assets.
“Services in Progress” has the meaning set forth in Section 1.6(b).
“Stewart Business” has the meaning set forth in the recitals of this Agreement.

“Statement of Allocation” has the meaning set forth in Section 1.8.
“Stewart Transaction” means the transaction pursuant to that Agreement and Plan of Merger dated May 28, 2013 among Service Corporation International, Rio Acquisition Corp., and Stewart Enterprises, Inc.
“Survey” or “Surveys” means, individually and collectively all surveys received by Buyers in relation to the Business, including but not limited to, the following surveys: (a) ALTA/ACSM Land Title Survey Project No. 6186-14-3252:056 prepared by Jack W. Shoemaker, Professional Land Surveyor No. 0403 002186, of First Order, LLC and MKAssociates, Inc., dated February 2, 2014, (b) ALTA/ACSM Land Title Survey Project No. 6186-14-3252:032 prepared by Russel L. Mistric, Registration No. 04598, of C. Mistric Surveyors, Inc. and MKAssociates, Inc., dated February 17, 2014, (c) ALTA/ACSM Land Title Survey Project No. 6186-14-3252:031 prepared by Alfred J. Kesler, R.P.L.S. No. 5051, of Red Plains Surveying Company and MKAssociates, Inc., dated February 9, 2014, and (d) ALTA/ACSM Land Title Survey Project No. 6186-14-3252:084 prepared by Alfred J. Kesler, R.P.L.S. No. 5051, of Red Plains Surveying Company and MKAssociates, Inc., dated February 7, 2014.
“Tax” or “Taxes” means (a) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind imposed by any taxing authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached Schedules) including any information return, Claim for refund, amended return and declaration of estimated Taxes.
“Termination Date” has the meaning set forth in Section 7.1(b).
“Third Party Claim” has the meaning set forth in Section 8.7(a).
“Third Party Services” has the meaning set forth in Section 5.9.
“Title Commitment” or “Title Commitments” means, individually and collectively all title commitments received by the Buyer in relation to the Business, including but not limited to, the following title commitments prepared by the Title Company: (a) Stewart Title Guaranty Company Title Commitment NTS File No. 13333039 and File No. 134394, effective on November 15, 2013 and issued as of November 26, 2013, (b) Stewart Title Guaranty Company Title Commitment NTS File No. 13333025 and File No. 134397, effective on November 15, 2013 and issued as of November 27, 2013, (c) Stewart Title Guaranty Company Title

Commitment NTS File No. 13333089 and File No. 1301988, effective on November 18, 2013 and issued as of December 5, 2013, and (d) Stewart Title Guaranty Company Title Commitment NTS File No. 13333040 and File No. 134396, effective on November 27, 2013 and issued as of December 3, 2013.
“Title Company” means Stewart Title Guaranty Company.
“Title Policy” has the meaning set forth in Section 5.24.
“Trade Names” means (a) the names Schoen Funeral Home, Garden of Memories Funeral Home and Cemetery, Tharp-Sontheimer-Tharp Funeral Home, Greenwood Funeral Home, Everly-Wheatley Funeral Home and Everly Community Funeral Care and (b) the names Bultman Funeral Home, Lamana-Panno-Fallo, P.J.McMahon & Sons and Laudumiey to the extent Sellers retain rights to such names; together with all derivations of the foregoing and related trademarks, service marks, logos, and other devices used exclusively in connection with the Business, whether registered or unregistered or at common law.
“Transfer Taxes” means any state and local transfer, sales, use, stamp, registration or other similar Taxes.
“Trust Accounts” has the meaning set forth in Section 3.6(h).